Exhibit 99.1

          Consolidated Financial Statements of United Bankshares, Inc.

            as of December 31, 1997, and for each of the three years

           in the period ended December 31, 1997, with the report of

         independent auditors and management's discussion and analysis

UNITED BANKSHARES, INC. AND SUBSIDIARIES

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL:

The following table shows the daily average balance of major categories of assets and liabilities for each of the three years ended December 31, 1997, 1996 and 1995 with the interest and rate earned or paid on such amount.

                                                   Year Ended                      Year Ended                    Year Ended
                                                   December 31                     December 31                   December 31
                                                       1997                           1996                          1995
                                        -----------------------------------------------------------------------------------------
(Dollars in                             Average                Avg.       Average              Avg.      Average             Avg.
Thousands)                              Balance     Interest   Rate       Balance    Interest  Rate      Balance   Interest  Rate
                                        -------     --------   -----      -------    --------  -----     -------   --------  ----
ASSETS

Earning assets:
  Federal funds sold and securities
    purchased under agreements to
    resell and other short-term
    investments                        $   19,773   $  1,024    5.18%    $   19,366 $  1,020     5.27%  $    34,475 $  2,113   6.13%
  Investment Securities:
    Taxable                               705,019     46,208    6.55%       581,211   36,575     6.30%      528,352   32,900   6.23%
    Tax exempt (1)                         53,982      4,728    8.76%        59,801    5,372     8.98%       65,953    6,180   9.37%
                                       ----------   --------    ----     ---------- --------   ------    ---------- --------   ----
           Total Securities               759,509     50,936    6.71%       641,012   41,947     6.55%      594,305   39,080   6.58%

  Loans, net of unearned
    income (1) (2)                      2,371,389    206,002    8.69%     2,170,502  186,336     8.58%    1,969,861  172,592   8.76%
Allowance for possible loan
  losses                                  (28,980)                          (28,322)                        (28,506)
                                       ----------                        ----------                      ----------
Net Loans                               2,342,409               8.79%     2,142,180              8.70%    1,941,355            8.89%
                                       ----------   --------    ----     ---------- --------   ------    ---------- --------   ----
Total earning assets                    3,121,183    257,962    8.26%     2,802,558  229,303     8.18%    2,570,135  213,785   8.32%
                                                    --------                        --------                        --------
Other assets                              207,145                           210,953                         187,716
                                       ----------                        ----------                      ----------
              TOTAL ASSETS             $3,328,328                        $3,013,511                      $2,757,851
                                       ==========                        ==========                      ==========

LIABILITIES

Interest-Bearing Funds:
  Interest-bearing deposits            $2,280,993   $102,682    4.50%    $2,034,241 $ 86,413     4.25%   $1,909,330 $ 80,101   4.20%
  Federal funds purchased,
    repurchase agreements
    and other short-term
    borrowings                            195,390      8,909    4.56%       152,254    6,655     4.37%      121,832    5,500   4.51%
  FHLB advances                            93,452      5,469    5.85%       113,403    6,381     5.63%       75,744    4,515   5.96%
                                       ----------   --------    ----     ---------- --------   ------    ---------- --------   ----
Total Interest-Bearing Funds            2,569,835    117,060    4.56%     2,299,898   99,449     4.32%    2,106,906   90,116   4.28%
                                                    --------                        --------                        --------
  Demand deposits                         381,941                           357,017                         328,904
  Accrued expenses and other
    liabilities                            40,695                            41,941                          33,123
                                       ----------                        ----------                      ----------
           TOTAL LIABILITIES            2,992,471                         2,698,856                       2,468,933
Shareholders' Equity                      335,857                           314,655                         288,918
                                       ----------                        ----------                      ----------
       TOTAL LIABILITIES AND

        SHAREHOLDERS' EQUITY           $3,328,328                        $3,013,511                      $2,757,851
                                       ==========                        ==========                      ==========

NET INTEREST INCOME                                 $140,902                        $129,854                        $123,669
                                                    ========                        ========                        ========
INTEREST SPREAD                                                 3.70%                            3.86%                         4.04%

NET INTEREST MARGIN                                             4.51%                            4.63%                         4.81%

(1) The interest income and the yields on nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 35%.

(2) Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

RATE/VOLUME ANALYSIS

The following table sets forth a summary of the changes in interest earned and interest paid detailing the amounts attributable to (i) changes in volume (change in the average volume times the prior year's average rate), (ii) changes in rate (change in the average rate times the prior year's average volume), and
(iii) changes in rate/volume (change in the average volume times the change in average rate).

                                                      1997 Compared to 1996                      1996 Compared to 1995
                                        -----------------------------------------------   ---------------------------------------
                                                    Increase (Decrease) Due to                  Increase (Decrease) Due to
                                                                 Rate/                                            Rate/
                                          Volume        Rate    Volume      Total           Volume    Rate       Volume     Total
                                        ---------   ---------- --------   ---------       --------- --------    --------  -------
                                                            (In thousands)                               (In thousands)
Interest income:

  Federal funds sold, securities purchased
    under agreements to resell and other
    short-term investments                $    21     $   (17)    $       $     4         $  (926)  $  (297)       $ 130  $ (1,093)
Investment securities:
  Taxable                                   7,806       1,450       309     9,565           3,292       409           41     3,742
  Tax exempt (1)                             (523)       (134)       13      (644)           (577)     (255)          24      (808)
Loans (1),(2)                              17,414       2,059       193    19,666          17,851    (3,723)        (384)   13,744
                                          -------     -------     -----   -------         -------   -------        -----  --------
          TOTAL INTEREST INCOME            24,718       3,358       515    28,591          19,640    (3,866)        (189)   15,585
                                          -------     -------     -----   -------         -------   -------        -----  --------



Interest expense:
  Interest-bearing deposits               $10,482     $ 5,161     $ 626   $16,269         $ 5,240   $ 1,005         $ 66   $ 6,311
  Federal funds purchased, repurchase
    agreements, and other short-term
    borrowings                              1,885         287        82     2,254           1,373      (175)         (43)    1,155
  FHLB advances                            (1,123)        256       (45)     (912)          2,245      (253)        (126)    1,866
                                          -------     -------     -----   -------         -------   -------        -----  --------

         TOTAL INTEREST EXPENSE            11,244       5,704       663    17,611           8,858       577         (103)    9,332
                                          -------     -------     -----   -------         -------   -------        -----  --------

               NET INTEREST INCOME        $13,474     $(2,346)    $(148)  $10,980         $10,782   $(4,443)        $(86)  $ 6,253
                                          =======     =======     =====   =======         =======   =======         ====   =======

(1) Yields and interest income on tax exempt loans and investment securities are computed on a fully tax-equivalent basis using the statutory federal income tax rate of 35%.

(2) Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

LOAN PORTFOLIO

TYPES OF LOANS

The following is a summary of loans outstanding at December 31:

                                           1997          1996           1995            1994          1993
                                       -----------   -----------    -----------     -----------   --------
                                                                 (In thousands)
Commercial, financial
  and agricultural                     $   467,223   $   309,354    $   283,743     $   259,093   $   264,893
Real estate mortgage                     1,705,491     1,629,543      1,502,281       1,361,307     1,156,004
Real estate construction                   150,030        90,817         66,810          60,600        54,094
Consumer                                   304,862       270,410        241,109         244,232       239,470
Less:  Unearned interest                   (7,766)       (5,923)        (5,917)         (7,995)       (9,102)
                                     -------------  ------------   ------------    ------------  ------------

Total loans                              2,619,840     2,294,201      2,088,026       1,917,237     1,705,359

Allowance for possible

  loan losses                             (30,455)      (27,942)       (28,074)        (28,109)      (26,616)
                                     ------------- -------------  -------------   ------------- -------------

        TOTAL LOANS, NET                $2,589,385    $2,266,259     $2,059,952      $1,889,128    $1,678,743
                                        ==========    ==========     ==========      ==========    ==========

At December 31, 1997, real estate mortgage loans include $1,146,541 in single family residential real estate loans and $511,801 in commercial real estate loans.

The following is a summary of loans outstanding as a percent of total loans at December 31:

                                         1997         1996           1995            1994           1993
                                      ---------    ----------     ----------      ----------     -------
Commercial, financial
  and agricultural                       17.83%        13.48%         13.59%          13.51%        15.53%
Real estate mortgage                     65.10%        71.03%         71.95%          71.00%        67.79%
Real estate construction                  5.73%         3.96%          3.20%           3.16%         3.17%
Consumer                                 11.34%        11.53%         11.26%          12.33%        13.51%
                                        -------      --------       --------         -------       -------

                   TOTAL                100.00%       100.00%        100.00%         100.00%       100.00%
                                        =======       =======        =======         =======       =======

REMAINING LOAN MATURITIES

The following table shows the maturity of commercial, financial, and agricultural loans and real estate construction outstanding as of December 31, 1997:

                                     Less Than      One To     Greater Than
                                      One Year    Five Years    Five Years         Total
                                      --------    -----------  -------------      -------
                                                       (In thousands)
Commercial, financial
  and agricultural                    $162,104      $185,556       $119,563        $467,223
Real estate construction               143,863         4,884          1,283         150,030
                                      --------    ----------     ----------      ----------

Total                                 $305,967      $190,440       $120,846        $617,253
                                      ========      ========       ========        ========

UNITED BANKSHARES, INC. AND SUBSIDIARIES

At December 31, 1997, commercial, financial and agricultural loans maturing within one to five years and in more than five years are interest sensitive as follows:

                                             One to         Over
                                            Five Years     Five Years
                                            -----------   -------------
                                                (In thousands)

Outstanding with fixed interest rates         $111,181       $ 53,201
Outstanding with adjustable rates               74,375         66,362
                                            ----------     ----------
                                              $185,556       $119,563
                                            ==========     ==========

There were no real estate construction loans with maturities greater than one year.

RISK ELEMENTS

Nonperforming Loans

Nonperforming loans include loans on which no interest is currently being accrued, loans which are past due 90 days or more as to principal or interest payments, and loans for which the terms have been modified due to a deterioration in the financial position of the borrower. Management is not aware of any other significant loans, groups of loans, or segments of the loan portfolio not included below where there are serious doubts as to the ability of the borrowers to comply with the present loan repayment terms. The following table summarizes nonperforming loans for the indicated periods.

                                                                                      December 31
                                                          ---------------------------------------------------------------------
                                                             1997          1996           1995            1994          1993
                                                          ----------    ----------     ----------      ----------    ----------
                                                                                     (In thousands)
Nonaccrual loans                                            $  5,202      $  5,848       $  9,322        $  6,428       $13,382
Troubled debt restructurings                                                    95            744           1,595         2,657
Loans which are contractually past due 90
  days or more as to interest or principal,
  and are still accruing interest                             12,181         5,831          4,692           2,861         3,860
                                                            --------      --------       --------       ---------     ---------

           TOTAL                                             $17,383       $11,774        $14,758         $10,884       $19,899
                                                             =======       =======        =======         =======       =======



Loans are designated as nonaccrual when, in the opinion of management, the collection of principal or interest is doubtful. This generally occurs when a loan becomes 90 days past due as to principal or interest unless the loan is both well secured and in the process of collection. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged to the allowance for loan losses. See Note D to the consolidated financial statements for additional information regarding nonperforming loans and credit risk concentration.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

INVESTMENT PORTFOLIO

The following is a summary of the amortized cost of held to maturity securities held to maturity at December 31,:

                                                            1997          1996            1995
                                                        ------------  ------------    ------------
                                                                    (In thousands)
U.S. Treasury and other U.S. Government
  agencies and corporations                                $  98,330     $  82,375      $  24,368
States and political subdivisions                             51,180        54,954         58,351
Mortgage-backed securities                                    74,878        96,062        101,578
Other                                                          6,923         1,885          6,252
                                                          ----------     ---------      ---------

       TOTAL HELD TO MATURITY SECURITIES                    $231,311      $235,276       $190,549
                                                            ========      ========       ========

The following is a summary of the amortized cost of available for sale securities at December 31,:

                                                            1997          1996            1995
                                                        ------------  ------------    ------------
                                                                    (In thousands)
U.S. Treasury securities and obligations of
  U.S. Government agencies and corporations                 $178,973      $149,275       $199,654
States and political subdivisions                              4,093         1,316          8,161
Mortgage-backed securities                                   379,452       268,256        155,562
Marketable equity securities                                   4,300         3,655          2,662
Other                                                         18,906        19,278         16,619
                                                          ----------  ------------     ----------

   TOTAL AVAILABLE FOR SALE SECURITIES                      $585,724      $441,780       $382,658
                                                            ========      ========       ========

The fair value of mortgage-backed securities is affected by changes in interest rates and prepayment risk. When interest rates decline, prepayment speeds generally accelerate due to homeowners refinancing their mortgages at lower interest rates. This may result in the proceeds being reinvested at lower interest rates. Rising interest rates may decrease the assumed prepayment speed. Slower prepayment speeds may extend the maturity of the security beyond its estimated maturity. Therefore, investors may not be able to invest at current higher market rates due to the extended expected maturity of the security. United had a net unrealized gain of $3,066 on all mortgage-backed securities at December 31, 1997, as compared to a net unrealized loss of $1,404 at December 31, 1996.

The following table sets forth the maturities of all securities (carrying value) at December 31, 1997, and the weighted average yields of such securities (calculated on the basis of the cost and the effective yields weighted for the scheduled maturity of each security).

                                                                     After 1 But            After 5 But
                                             Within 1 Year         Within 5 Years         Within 10 Years       After 10 Years
                                            ----------------     ------------------     -------------------     ----------------
                                            Amount    Yield       Amount     Yield       Amount      Yield       Amount   Yield
                                            ------   -------     --------   -------      ------    --------      ------   -----
                                                                               (In thousands)
U.S. Treasury and other
  U.S. Government agencies
  and corporations                         $57,482    5.01%     $192,709     6.54%     $214,221      7.38%     $270,250   7.14%
States and political
  subdivisions (1)                           4,133   10.48%       12,422     8.28%       19,120      8.14%       19,704   8.57%
Other                                                              2,173     8.20%           82      6.60%       34,535   5.59%

(1) Tax-equivalent adjustments (using a 35% federal rate) have been made in calculating yields on obligations of states and political subdivisions.

NOTE: There are no securities with a single issuer whose book value in the aggregate exceeds 10% of total shareholders' equity.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

SHORT-TERM BORROWINGS

The following table shows the distribution of United's short-term borrowings and the weighted average interest rates thereon at the end of each of the last three years. Also provided are the maximum amount of borrowings and the average amounts of borrowings as well as weighted average interest rates for the last three years.

                                                             Federal              Securities Sold
                                                              Funds               Under Agreements
                                                            Purchased               to Repurchase
                                                            ---------             ----------------
                                                                     (In thousands)
At December 31:

   1997                                                       $40,961                $184,718
   1996                                                         4,491                 168,560
   1995                                                        26,378                 109,180

Weighted average interest rate at year end:

   1997                                                          6.6%                    4.5%
   1996                                                          6.8%                    4.4%
   1995                                                          5.9%                    4.2%

Maximum amount outstanding at any month's end:

   1997                                                       $47,900                $215,205
   1996                                                        33,510                 177,133
   1995                                                        33,941                 135,110

Average amount outstanding during the year:

   1997                                                       $24,550                $167,688
   1996                                                        20,685                 126,173
   1995                                                        12,264                 105,231

Weighted average interest rate during the year:

   1997                                                          5.6%                    4.4%
   1996                                                          5.6%                    4.2%
   1995                                                          6.0%                    4.2%

At December 31, 1997, repurchase agreements include $161,408 in overnight accounts. The remaining balance principally consists of agreements having maturities ranging from 2-90 days. The rates offered on these funds vary according to movements in the federal funds and short-term investment market rates.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for the years ended December 31:

                                                          1997                  1996                         1995
                                                    ----------------      ------------------         ------------------
                                                    Amount     Rate        Amount      Rate          Amount       Rate
                                                    ------     -----      -------      -----         ------       -----
                                                                            (In thousands)
Noninterest bearing
  demand deposits                                 $ 381,941             $   357,017               $   328,904
Interest bearing
  demand deposits                                   174,274   2.63%         276,637    2.62%          427,812     2.57%
Savings deposits                                    788,112   3.11%         638,352    2.84%          487,855     3.20%
Time deposits                                     1,318,607   5.53%       1,119,252    5.46%          993,663     5.39%
                                                  ------------         ------------              ------------

     TOTAL                                        $2,662,934  4.50%      $2,391,258    4.25%       $2,238,234     4.20%
                                                  ==========             ==========                ==========



Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1997 are summarized as follows:

                                                  (In thousands)

                     3 months or less                  $ 66,292
                     Over 3 through 6 months             79,012
                     Over 6 through 12 months            71,046
                     Over 12 months                      64,835
                                                      ----------

                               TOTAL                   $281,185
                                                      ==========


RETURN ON EQUITY AND ASSETS

The following table shows selected consolidated operating and capital ratios for each of the three years ended December 31:

                                             1997           1996          1995
                                           --------       --------       ------

      Return on average assets              1.47%          1.24%          1.42%
      Return on average equity             14.56%         11.83%         13.47%
      Dividend payout ratio (1)            49.69%         58.49%         49.21%
      Average equity to average
        assets ratio                       10.09%         10.44%         10.48%


(1) Based on historical results of United before the effects of restatements for pooling of interests business combinations.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes United's loan loss experience for each of the five years ended December 31:

                                                                 1997       1996         1995         1994        1993
                                                              ---------- ----------   ----------   ----------  -----------
                                                                                    (In thousands)
Balance of allowance for possible loan
  losses at beginning of year                                 $27,942       $28,074      $28,109      $26,616     $23,604

Allowance of purchased company at date
  of acquisition                                                2,695                      1,017                      504

Loans charged off:
  Commercial, financial and agricultural                        1,352         2,293        2,044          982       1,449
  Real estate                                                     409           271        1,022          318       1,858
  Real estate construction                                                                    63            1
  Consumer and other                                            2,317         1,134          986        1,002       1,138
                                                              -------        ------     --------     --------    --------

                                 TOTAL CHARGE-OFFS              4,078         3,698        4,115        2,303       4,445

Recoveries:
  Commercial, financial and agricultural                          273           253          224          742         754
  Real estate                                                     249           213          177          338         337
  Real estate construction                                                                    20           26
  Consumer and other                                              254           309          304          321         412
                                                              -------       -------      -------      -------     -------

                                  TOTAL RECOVERIES                776           775          725        1,427       1,503

                             NET LOANS CHARGED OFF              3,302         2,923        3,390          876       2,942
Provision for loan losses (1)                                   3,120         2,791        2,338        2,369       5,450
                                                              --------    ---------    ---------    ---------   ---------

                 BALANCE OF ALLOWANCE FOR POSSIBLE
                        LOAN LOSSES AT END OF YEAR            $30,455       $27,942      $28,074      $28,109     $26,616
                                                              =======       =======      =======      =======     =======


Totals loans outstanding at the end of period              $2,619,840    $2,294,201   $2,088,026   $1,917,237  $1,705,359

Average loans outstanding during
  period (net of unearned income)                          $2,371,389    $2,170,502   $1,969,861   $1,809,357  $1,617,842

Net charge-offs as a percentage of
  average loans outstanding                                     0.14%         0.13%        0.17%        0.05%       0.18%

Allowance for possible loan losses as
  a percentage of nonperforming loans                          175.2%        237.3%       190.2%       258.3%      133.8%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Allocation of allowance for
  possible loan losses

                                                                    December 31
                                              ------------------------------------------------------------
                                                 1997        1996         1995         1994        1993
                                              ---------   ---------    ---------    ---------   ----------
  Commercial, financial and
     agricultural                             $ 9,608       $ 8,109      $ 7,597      $ 8,493     $ 9,059

  Real estate                                   2,554         3,317        3,812        3,713       3,329

  Real estate construction                        506           511          729          685         662

  Consumer and other                            2,692         1,328        1,708        1,508       1,989
                                              ---------   ---------    ---------    ---------   ---------

      Total                                   $15,360       $13,265      $13,846      $14,399     $15,039
                                              ========      =======      =======      =======     =======


The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the relative risk and relative size of each portfolio.

% of Allowance per Category to Total Allocated Allowance

                                                                       December 31
                                              ------------------------------------------------------------
                                                 1997        1996         1995         1994        1993
                                              ---------   ---------    ---------    ---------   ----------
  Commercial, financial and
     agricultural                              62.55%        61.13%       54.87%       58.98%      60.24%

  Real estate                                  16.63%        25.01%       27.53%       25.79%      22.41%

  Real estate construction                      3.29%         3.85%        5.27%        4.76%       4.40%

  Consumer and other                           17.53%        10.01%       12.33%       10.47%      13.22%
                                              -------      --------     --------      -------     -------

      Total                                   100.00%       100.00%      100.00%      100.00%     100.00%
                                              =======       =======      =======      =======     =======

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                    FIVE YEAR SUMMARY
                                            ----------------------------------------------------------------------------------
                                               1997              1996              1995             1994              1993
                                            ---------         ---------         ---------        ---------         -----------
Summary of Operations:
Total interest income                       $  254,758        $  226,085        $  209,934       $  181,296        $  169,358
Total interest expense                         117,060            99,449            90,116           67,299            64,877
Net interest income                            137,698           126,636           119,818          113,997           104,481
Provision for loan losses                        3,120             2,791             2,338            2,369             5,450
Other income                                    36,376            29,041            25,111           17,628            17,911
Other expense                                   96,757            95,728            83,605           76,361            72,707
Income taxes                                    25,178            19,763            19,877           17,539            13,761
Income before cumulative
  effect of accounting change                   49,019            37,395            39,109           35,356            30,474
Net income                                      49,019            37,395            39,109           35,356            32,020
Cash dividends(1)                               20,344            17,847            13,817           12,604            10,918

Per common share: (2)
Income before cumulative
 effect of accounting change:
  Basic                                          $1.27             $0.97             $1.02            $0.93             $0.82
  Diluted                                         1.25              0.96              1.02             0.92              0.81
Net income:
  Basic                                          $1.27             $0.97             $1.02            $0.93             $0.86
  Diluted                                         1.25              0.96              1.02             0.92              0.85
Cash dividends(1)                                 0.68              0.62              0.59             0.53              0.48
Book value per share                              9.14              8.34              8.01             7.23              6.88

Selected Ratios:
Return on average
  shareholders' equity                           14.56%            11.83%            13.47%           13.05%            12.96%
Return on average assets                          1.47%             1.24%             1.42%            1.36%             1.32%
Dividend payout ratio (2)                        49.69%            58.49%            49.21%           50.61%            50.30%

Selected Balance Sheet Data:
Average assets                              $3,328,328        $3,013,511        $2,757,851       $2,591,597        $2,433,265
Investment securities                          826,831           677,764           582,953          594,983           620,052
Total loans                                  2,619,840         2,294,201         2,088,026        1,917,237         1,705,359
Total assets                                 3,726,359         3,199,347         2,889,826        2,721,139         2,496,636
Total deposits                               2,925,349         2,521,148         2,329,063        2,174,992         2,072,020
Long-term borrowings                             5,695            29,621            39,497           84,374            32,564
Total borrowings
  and other liabilities                        445,536           355,341           253,602          273,737           163,736
Shareholders' equity                           355,474           322,858           307,161          272,410           260,880

(1) Cash dividends are the amounts declared by United and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

(2) All references to shares and per share data have been retroactively restated for the effect of a two-for-one stock split effected in the form of a 100% stock dividend distributed on March 27, 1998, to shareholders of record as of March 13, 1998.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Congress passed the Private Securities Litigation Act of 1995 to encourage corporations to provide investors with information about the company's anticipated future financial performance, goals, and strategies. The act provides a safe harbor for such disclosure, in other words, protection from unwarranted litigation if actual results are not the same as management expectations.

United desires to provide its shareholders with sound information about past performance and future trends. Consequently, any forward-looking statements contained in this report, in a report incorporated by reference to this report, or made by management of United in this report, in any other reports and filings, in press releases and in oral statements, involves numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by United's statements for a variety of factors including, but not limited to: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

INTRODUCTION

The following discussion and analysis presents the significant changes in financial condition and the results of operations of United and its subsidiaries for the periods indicated below. This discussion and the consolidated financial statements and the notes to consolidated financial statements include the accounts of United Bankshares, Inc. and its wholly-owned subsidiaries, and reflect the merger of George Mason Bankshares, Inc. (George Mason) on April 2, 1998, under the pooling of interests method of accounting. Accordingly, all prior period financial statements have been restated to include George Mason. United exchanged 1.70 shares of its common stock or 9,024,238 shares of United for each of the 5,308,551 common shares of George Mason.

This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto, which are included elsewhere in this document.

The following broad overview of the financial condition and results of operations is not intended to replace the more detailed discussion which is presented under specific headings on the following pages.

1997 COMPARED TO 1996

OVERVIEW

In November 1997, United's Board of Directors approved a two-for-one stock split effected in the form of a 100% stock dividend that was distributed on March 27, 1998, to shareholders of record as of March 13, 1998. The change in capital structure due to the stock dividend has been given retroactive effect in the December 31, 1997 balance sheet and all references to shares and per share data reflect the effect of the dividend.

On August 1, 1997, United acquired 100% of the outstanding common stock of First Patriot Bankshares Corporation, Reston, Virginia ("Patriot") for cash consideration of approximately $39.22 million. The transaction was accounted for using the purchase method of accounting and, accordingly, the following discussion includes the financial position and results of operations of Patriot from the effective merger date forward.

EARNINGS SUMMARY

For the year ended December 31, 1997, net income increased 31.1% to $49,019,000. Net income per share of $1.25 for the year increased 30.2% from $0.96 in 1996. Dividends per share increased 9.7% from $0.62 in 1996 to a record level of $0.68 per share in 1997. This was the twenty-fourth consecutive year of dividend increases to shareholders.

United's return on average assets of 1.47% for 1997 compared very favorably with regional and national peer grouping information provided by Wheat, First Securities, Inc. of 1.32% and 1.18%. United's return on average shareholders' equity of 14.56%, as compared with regional and national peer group information of 16.20% and 15.58%, is indicative of United's very strong capital levels. United, one of the nation's most profitable regional banking companies, has a strong capital position, and is well positioned to take advantage of future growth opportunities.

United has strong core earnings driven by a net interest margin of 4.51% for 1997. Net interest income increased by $11.06 million or 8.74% for the year ended December 31, 1997 as compared to the same period for 1996. The provision for loan losses of $3.12 million increased $329 million or 11.79% when compared to the year ended December 31, 1996. Noninterest income, including income from mortgage banking operations, increased $7.34 million or 25.26% for 1997 when compared to 1996. Noninterest expenses increased $1.03 million or 1.07% for 1997 compared to the same period in 1996. The effective tax rate for the year ended December 31, 1997 approximated 33.93% compared to 34.58% for 1996.

FINANCIAL CONDITION SUMMARY

Total assets were $3.73 billion at December 31, 1997, up $527.01 million or 16.5% compared with year-end 1996. Loans, net of unearned income, reflected a $325.64 million increase from 1996 to 1997 due to the acquisition of Patriot and internal growth. Investment securities reflected a $149.07 million increase for 1997 as compared with year-end 1996 primarily as a result of United's securitization of approximately $87 million of fixed rate mortgage loans during 1997. All other assets increased $52.30 million. Approximately $26 million of the increase was due to goodwill associated with the third quarter acquisition of Patriot.

Total deposits grew $404.20 million or 16.0% from year-end 1996 due to United's offering of new deposit products introduced in late 1996 and the acquisition of Patriot during the third quarter of 1997. Since December 31, 1996, United has realized an increase of $302.93 million in interest-bearing deposits and a $101.27 million increase in noninterest- bearing deposits. United's short-term borrowings increased $56.20 million and its FHLB borrowings increased $29.06 million as United utilized these sources of funds to fund the cash acquisition of Patriot and to help fund loan growth. Accrued expenses and other liabilities increased $7.93 million or 19.2% since year-end 1996 as a result of the acquisition of Patriot and higher merger expenses.

Shareholders' equity increased $32.62 million or 10.1% from December 31, 1996 to December 31, 1997. United continues to maintain an appropriate balance between capital adequacy and return to shareholders. At December 31, 1997, United's regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well- capitalized institutions.

The following discussion explains in more detail the results of operations and changes in financial condition by major category.

NET INTEREST INCOME

Net interest income represents the primary component of United's earnings. It is the difference between interest and fee income from earning assets and interest expense incurred to fund these assets. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in market interest rates. Such changes, and their impact on net interest income in 1997, are summarized below.

For the years ended December 31, 1997 and 1996, net interest income approximated $137,698,000 and $126,636,000, respectively. On a tax- equivalent basis the net interest margin was strong at 4.51% in 1997 and 4.64% in 1996 which are well above national peer group margins of 4.06% in 1997 and 4.18% in 1996.

Total interest income of $254,758,000 increased 12.7% in 1997 over 1996 as a result of higher volumes of interest-earning assets and slightly higher yields. Higher average loan volumes of approximately $201 million, resulting primarily from the acquisition of Patriot, contributed to the increase. From December 31, 1996 to December 31,

1997, United experienced an increase in consumer loans of 12.7%, while commercial loans showed an increase of 51.0%. Mortgage loans increased from 1996 by 7.9% due mainly to increased lending in United's Virginia market by one of United's mortgage banking subsidiaries.

Total interest expense increased $17,611,000 or 17.7% in 1997 compared to 1996. This increase was attributed primarily to United's acquisition of Patriot, competitive pricing of interest-bearing deposits in its markets and continued change in the retail deposit mix as customers shifted funds into products offering higher yields. United's average interest-bearing deposits increased by $246,752,000 or 12.1% in 1997, while its average FHLB advances decreased $19,951,000 or 17.6% and average short-term borrowings increased $43,136,000 or 28.3%. The average cost of funds, which increased from 4.32% in 1996 to 4.56% in 1997, reflected the general upward trend in United's market interest rates during 1997 due to competitive pressures.

PROVISION FOR LOAN LOSSES

United evaluates the adequacy of the allowance for loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio. United's process of evaluating the allowance is a formal company-wide process that focuses on early identification of potential problem credits and procedural discipline in managing and accounting for those credits. See Note D to the Consolidated Financial Statements for a discussion of concentrations of credit risk.

Nonperforming loans were $17,383,000 at December 31, 1997 and $11,774,000 at December 31, 1996, an increase of 47.6%. This increase can be attributed to United's acquisition of approximately $2.5 million of nonperforming loans from the Patriot transaction in the third quarter of 1997 and decreasing consumer credit quality trends. Loans past due 90 days or more increased $6,350,000 or 108.9% during 1997; nonaccrual loans decreased $646,000 or 11.1% since year-end 1996. Nonperforming loans represented 0.47% of total assets at the end of 1997, as compared to 0.41% for United's national peer group.

At year-end 1997 and 1996, the allowance for loan losses was 1.16% and 1.22% of total loans, net of unearned income. At December 31, 1997 and 1996, the ratio of the allowance for loan losses to nonperforming loans was 175.2% and 237.3%, respectively.

Management believes that the allowance for loan losses of $30,455,000 at December 31, 1997, is adequate to provide for potential losses on existing loans based on information currently available.

For the years ended December 31, 1997 and 1996, the provision for loan losses was $3,120,000 and $2,791,000, respectively. The increase in the provision for 1997 when compared to 1996 was due to the acquisition of nonperforming credits in Patriot's loan portfolio and in response to growth in the portfolio. The provision for loan losses charged to operations is based on management's evaluation of individual credits, past loan loss experience, and other factors which, in management's judgment, deserve recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies and current economic conditions.

Total net charge-offs were $3,302,000 in 1997 and $2,923,000 in 1996, which represents 0.14% and 0.13% of average loans for the respective years. United's ratio of net charge-offs to average loans was better than its peer group's ratio of 0.49% in 1997 and 0.23% in 1996.

Management is not aware of any potential problem loans, trends or uncertainties which it reasonably expects will materially impact future operating results, liquidity, or capital resources which have not been disclosed. Additionally, management has disclosed all known material credits which cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayment schedules.

At December 31, 1997, impaired loans were $13,648,000, an increase of $1,749,000 or 14.7% from the $11,899,000 in impaired loans at December 31, 1996, due primarily to the acquisition of Patriot in 1997. For further details, see Note D to the Consolidated Financial Statements.

OTHER INCOME

Noninterest income has been and will continue to be an important factor for improving United's profitability. Accordingly, management continues to evaluate areas where noninterest income can be enhanced. Noninterest income increased $7,335,000 or 25.3% for 1997 when compared to 1996. Other income consists of all revenues which are not included in interest and fee income related to earning assets. The increase in noninterest income for 1997 was primarily the result of $15,095,000 of income generated from the sale and servicing of loans by United's mortgage banking subsidiaries as compared to income of $9,809,000 during 1996. Contributing to this increase in income from the mortgage banking operations have been fees generated from the $87 million loan securitization in 1997.

Service charges and fees from customer accounts increased $2,186,000 or 15.4% in 1997. This income includes charges and fees related to various banking services provided by United. The increase was primarily due to increased fees in bankcard accounts, ATM surcharges and overdraft fees and an increased fee structure for sales of checking related products.

Trust income increased $383,000 or 12.0% in 1997 due to an increased volume of trust business.

OTHER EXPENSE

Just as management continues to evaluate areas where noninterest income can be enhanced, it strives to improve the efficiency of its operations and thus reduce operating costs. United's cost control efforts have been very successful resulting in an efficiency ratio of 52.9%, which is well below the 57.6% reported by United's national peer group banks and its immediate in-market competitors.

Other expense includes all items of expense other than interest expense, the provision for loan losses and income tax expense. In total, other expense increased $1,029,000 or 1.1%.

Salaries and employee benefits expense increased $1,103,000 or 2.3% in 1997 as compared to 1996. The higher salaries and benefits costs for 1997 were attributable to commissions and salaries expense at United's mortgage banking subsidiaries due to higher commissions on the increased volume of mortgage loans originated during the year for sale in the secondary market. At December 31, 1997 and 1996, United employed 1,294 and 1,189 full-time equivalent employees, respectively.

Net occupancy expense in 1997 slightly exceeded 1996 levels by $579,000 or 6.3% primarily due to the acquisition of Patriot, decreased rental income and an increase in building rental expense and higher depreciation and real property taxes for company-owned buildings. The overall changes in net occupancy expense for 1997 were insignificant with no material increase or decrease in any one expense category.

Remaining other expense decreased $653,000 or 1.7% in 1997 compared to 1996. This decrease in other expense for 1997 related primarily to decreases in deposit insurance expense due to the 1996 SAIF assessment.

INCOME TAXES

For the year ended December 31, 1997, income tax expense approximated $25,178,000 compared to $19,763,000 for 1996. The increase of $5,415,000 or
27.4% for 1997 when compared to 1996 was primarily the result of increased pretax income in 1997. United's effective tax rate approximated 33.9% in 1997 and 34.6% in 1996. This decrease was due to effective tax planning strategies.

At December 31, 1997, gross deferred tax assets totaled approximately $17.0 million. The allowance for loan losses and various accrued liabilities represent the most significant temporary differences.

QUARTERLY RESULTS

The first and second quarters of 1997 showed large increases in earnings in comparison to those same two quarters of 1996 as United returned to more normal levels of core income and expenses after the Eagle merger. The 1996 results contained significant reengineering and merger-related and one-time special charges associated with the Eagle merger which distorted United's true financial performance.

In the third quarter of 1997, United reported a decrease in earnings from the same period in 1996. Third quarter 1996 earnings were higher as a result of legislation which relieved United of $3,086,000 in income tax expense that related to the bad debt recapture associated with the

Eagle merger.

Net income for the fourth quarter of 1997 was $12,572,000, an increase of 5.0% from the $11,969,000 earned in the fourth quarter of 1996. On a per share basis, fourth quarter earnings were $0.32 per share in 1997 and $0.31 per share in 1996. The increase in earnings was due primarily to an increase in net interest income.

Additional quarterly financial data for 1997 and 1996 may be found in Note P to the Consolidated Financial Statements.

THE EFFECT OF INFLATION

United's income statements generally reflect the effects of inflation. Since interest rates, loan demand and deposit levels are impacted by inflation, the resulting changes in the interest sensitive assets and liabilities are included in net interest income. Similarly, operating expenses such as salaries, rents and maintenance include changing prices resulting from inflation. One item that would not reflect inflationary changes is depreciation expense. Subsequent to the acquisition of depreciable assets, inflation causes price levels to rise; therefore, historically presented dollar values do not reflect this inflationary condition. With inflation levels at relatively low levels and monetary and fiscal policies being implemented to keep the inflation rate increases within an acceptable range, management expects the impact of inflation would continue to be minimal in the near future.

MARKET RISK

The objective of United's Asset/Liability Management function is to maintain consistent growth in net interest income within United's policy guidelines. This objective is accomplished through the management of balance sheet liquidity and interest rate risk exposures due to changes in economic condition, interest rate levels and customer preferences.

Management considers interest rate risk to be United's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income of United as a result of changes in interest rates. Consistency in United's earnings is largely dependent on the effective management of interest rate risk.

United employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. One such technique utilizes an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. The model is based on actual cash flows and repricing characteristics for on and off-balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also includes executive management projections for activity levels in product lines offered by United. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time- frame. The principal function of interest rate risk management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. United closely monitors the sensitivity of its assets and liabilities on an on-going basis and projects the effect of various interest rate changes on its net interest margin.

The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "GAP."

As shown in the interest rate sensitivity gap table in this section, United was liability sensitive (excess of liabilities over assets) in the one year horizon. On the surface, this would indicate that rising market interest rates would reduce United's earnings and declining market interest rates would increase earnings. United, however, has not experienced the kind of earnings volatility indicated from the cumulative gap. This is because a significant portion of United's retail deposit base does not reprice on a contractual basis. Management has estimated, based upon historical analyses, that savings deposits are less sensitive to interest rate changes than are other forms of deposits. The GAP table presented herein has been adapted to show the estimated differences in interest rate sensitivity which result when the retail deposit base is assumed to reprice in a manner consistent with historical trends. (See "Management Adjustments" in the GAP table). Using these estimates, United was asset sensitive in the one year horizon in the amount of $37,072,000 or 1.06% of the cumulative gap to related earning assets.

To aid in interest rate risk management, United's subsidiary banks are members of the Federal Home Loan Bank (FHLB). The use of FHLB advances provides United with a low risk means of matching maturities of earning assets and interest-bearing funds to achieve a desired interest rate spread over the life of the earning assets.

Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. United's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk to maintain an acceptable level of change to net interest income as a result of changes in interest rates. Policy established for interest rate risk is stated in terms of the change in net interest income over a twelve month horizon given an immediate and sustained increase or decrease in interest rates. The current limits approved by the Board of Directors are plus or minus 10% for each 100 basis point increase or decrease in interest rates.

The following table shows United's estimated earnings sensitivity profile after management's adjustments as of December 31, 1997:

              Change in
            Interest Rates                     Percentage Change in
            (basis points)                      Net Interest Income
            --------------                     --------------------
                +200                                    2.29%
                -200                                   -2.93%

Given an immediate, sustained 200 basis point upward shock to the yield curve used in the simulation model, it is estimated net interest income for United would increase by 2.29% over one year. A 200 basis point immediate, sustained downward shock in the yield curve would decrease net interest income by an estimated 2.93% over one year. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.

     The following table shows the interest rate sensitivity GAP as of December 31, 1997:

INTEREST RATE SENSITIVITY GAP

                                         DAYS
                           ----------------------------------      TOTAL        1 - 5       OVER 5
                             0 - 90     91 - 180   181 - 365     ONE YEAR       YEARS       YEARS        TOTAL
                           ----------------------- ----------    ---------   ----------   -----------  ---------
                                                    (DOLLARS IN THOUSANDS)
ASSETS
INTEREST-EARNING ASSETS:
 Federal funds sold and
    securities purchased
    under agreements to
    resell and other short-
    term investments       $   64,777                            $   64,777                            $   64,777
  Investment and marketable
    equity securities:
       Taxable                 49,427  $  37,090    $  48,935       135,452   $  358,726   $277,274       771,452
       Tax-exempt                          1,090        3,196         4,286       13,028     38,065        55,379
  Loans, net of unearned
     income                   960,470    181,162      327,603     1,469,235      798,937    351,668     2,619,840
                           ----------  ---------    ---------    ----------   ----------   --------    ----------

Total Interest-Earning
  Assets                   $1,074,674  $ 219,342    $ 379,734    $1,673,750   $1,170,691   $667,007    $3,511,448
                           ==========  =========    =========    ==========   ==========   ========    ==========

LIABILITIES
INTEREST-BEARING FUNDS:
  Savings and NOW
    accounts               $1,006,561                            $1,006,561                            $1,006,561
  Time deposits of
    $100,000 & over            66,292  $  79,012    $  71,046       216,350   $   64,283   $    552       281,185
  Other time deposits         373,967    144,144      250,779       768,890      372,207      1,773     1,142,870
  Federal funds purchased,
    repurchase agreements
    and other short-term
    borrowing                 230,679                               230,679                               230,679
  FHLB advances               159,000        500          500       160,000        2,000      3,695       165,695
                           ----------  ---------    ---------    ----------   ----------   --------    ----------

Total Interest-Bearing
  Funds                    $1,836,499  $ 223,656    $ 322,325    $2,382,480   $  438,490   $  6,020    $2,826,990
                           ==========  =========    =========    ==========   ==========   ========    ==========

Interest Sensitivity Gap   $ (761,825) $  (4,314)   $  57,409    $ (708,730)  $  732,201   $660,987    $  684,458
                           ==========  =========    =========    ==========   ==========   ========    ==========

Cumulative Gap             $ (761,825) $(766,139)   $(708,730)   $ (708,730)  $   23,471   $684,458    $  684,458
                           ==========  =========    =========    ==========   ==========   ========    ==========

Cumulative Gap as
  a Percentage of Total

  Earning Assets               (21.70%)   (21.82%)     (20.18%)      (20.18%)       0.67%     19.49         19.49%

Management
  Adjustments              $  932,252  $ (62,181)   $(124,269)   $  745,802   $ (745,802)              $        0
Off-Balance
  Sheet Activities
                           ----------  ---------    ---------    ----------   ----------   --------    ----------
Cumulative Management
  Adjusted Gap and Off-
  Balance Sheet Activities $  170,427  $ 103,932    $  37,072    $   37,072   $   23,471   $684,458   $   684,458
                           ==========  =========    =========    ==========   ==========   ========    ==========

Cumulative Management
  Adjusted Gap and Off-
  Balance Sheet Activities
  as a Percentage of Total
  Earning Assets                 4.85%      2.96%        1.06%         1.06%        0.67%     19.49       19.49%
                           ==========  =========    =========    ==========   ==========   ========    ==========

                                       25

LIQUIDITY AND CAPITAL RESOURCES

In the opinion of management, United maintains liquidity which is sufficient to satisfy its depositors' requirements and the credit needs of its customers. Like all banks, United depends upon its ability to renew maturing deposits and other liabilities on a daily basis and to acquire new funds in a variety of markets. A significant source of funds available to United is "core deposits". Core deposits include certain demand deposits, statement and special savings and NOW accounts. These deposits are relatively stable and they are the lowest cost source of funds available to United. Short-term borrowings have also been a significant source of funds. These include federal funds purchased and securities sold under agreements to repurchase as well as advances from the FHLB. Repurchase agreements represent funds that are generally obtained as the result of a competitive bidding process.

Liquid assets are cash and those items readily convertible to cash. All banks must maintain sufficient balances of cash and near-cash items to meet the day-to-day demands of customers. Other than cash and due from banks, the available for sale securities portfolio and maturing loans are the primary sources of liquidity.

The goal of liquidity management is to ensure the ability to access funding which enables United to efficiently satisfy the cash flow requirements of depositors and borrowers and meet United's cash needs. Liquidity is managed by monitoring funds availability from a number of primary sources. Substantial funding is available from cash and cash equivalents, unused short-term borrowings and a geographically dispersed network of branches providing access to a diversified and substantial retail deposit market.

Short-term needs can be met through a wide array of sources such as correspondent and downstream correspondent federal funds and utilization of FHLB advances.

Other sources of liquidity available to United to provide long-term as well as short-term funding alternatives, in addition to FHLB advances, are long-term certificates of deposit, lines of credit, and borrowings secured by bank premises or stock of United's subsidiaries. United has no intention at this time of utilizing any long-term funding sources other than FHLB advances and long-term certificates of deposit.

Cash flows from operations in 1997 of $26,422,000 were 5.9% lower than the $28,069,000 in 1996 primarily as a result of an increase of approximately $9,333,000 of excess originations of loans for sale over proceeds from the sale of loans. In 1997, investing activities resulted in a use of cash of $291,787,000 as compared to 1996 in which investing activities resulted in a use of cash of $292,096,000. The primary reason for the decrease in the use of cash for investing activities was a decrease of $29,773,000 in net portfolio loans originated that was partially offset by $28,929,000 net cash paid by United during 1997 to acquire all of the outstanding shares of Patriot. Financing activities resulted in a source of cash in 1997 of $291,751,000 primarily due to an increase in deposits of $248,443,000 and an increase in net borrowings from the FHLB of Pittsburgh and other short-term borrowings of $28,804,000 and $37,982,000, respectively. These sources of cash for financing activities were partially offset by payment of $19,831,000 of cash dividends to shareholders and $5,754,000 for the purchase of treasury stock for use in United's employee benefit plans. See the Consolidated Statement of Cash Flows in the Consolidated Financial Statements.

United anticipates no problems in its ability to service its obligations over the next 12 months. There are no known trends, demands, commitments, or events that will result in or that are reasonably likely to result in United's liquidity increasing or decreasing in any material way. United also has significant lines of credit available to it. See Note G, Notes to Consolidated Financial Statements.

Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on liquidity, capital resources or operations.

The asset and liability committee monitors liquidity to ascertain that a strong liquidity position is maintained. In addition, variable rate loans are a priority. These policies should help to protect net interest income against fluctuations in interest rates.

United also seeks to maintain a proper relationship between capital and total assets to support growth and sustain earnings. United's average equity to average asset ratio was 10.09% in 1997 and 10.44% in 1996. United's risk-based capital ratio was 13.33% in 1997 and 15.76% in 1996 which are both significantly higher than the minimum regulatory requirements. United's Tier 1 capital and leverage ratios of 12.16% and 8.87%, respectively, at December 31, 1997, are also strong relative to its peers and are well above regulatory minimums to be classified as a "well capitalized" institution. See Note M, Notes to Consolidated Financial Statements.

COMMITMENTS

The following table indicates the outstanding loan commitments of United in the categories stated:

                                                           December 31
                                                              1997
                                                           -----------
   Lines of credit authorized, but unused                  $648,543,000
   Letters of credit                                         50,699,000
                                                           ------------
                                                           $699,242,000
                                                           ============

Past experience has shown that, of the foregoing commitments, approximately 12-15% can reasonably be expected to be funded within a one year period. For more information, see Note J to the Consolidated Financial Statements.

YEAR 2000 ISSUE

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of a company's hardware, date-driven automated equipment or computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

Based on a recent assessment, United determined that it will be required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. United currently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on United's operations.

United has initiated formal communications with all of its significant suppliers and customers to determine the extent to which United's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. United's total Year 2000 project costs and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 Issues based on presently available information. However, there can be no guarantee that the systems and applications of other companies on which United's systems rely will be timely converted or that a failure to convert by another company, or a conversion that is incompatible with United's systems and applications, would not have a material adverse effect on United.

United will utilize both internal and external resources to reprogram, or replace, and test the Year 2000 modifications. United anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on United's operating systems. The total cost of the Year 2000 project is estimated at $2.6 million and is being funded through cash flows, which will be expensed as incurred over the next two years. The Year 2000 costs are not expected to have a material adverse effect on United's results of operations or cash flows. To date United has incurred and expensed approximately $105,000 related to the assessment of, and preliminary efforts in connection with, the Year 2000 project and the development of a Year 2000 plan of operation.

The costs of the Year 2000 project and the date on which United believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party vendor modification plans and other factors.

There can be no guarantee, however, that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of trained programming personnel, the ability to locate and correct all relevant computer coding, and similar uncertainties.

1996 COMPARED TO 1995

The following Earnings Summary is a broad overview of the financial condition and results of operations and is not intended to replace the more detailed discussion which is presented under the specific headings below.

EARNINGS SUMMARY

For the year ended December 31, 1996, net income decreased 4.4% to $37,395,000. Net income per share of $0.96 for the year decreased 5.9% from $1.02 in 1995. Dividends per share increased 6.0% from $0.59 in 1995 to a record level of $0.62 per share in 1996. This was the twenty- third consecutive year of dividend increases to shareholders.

During 1996, United recorded approximately $6,845,000 of merger-related and one-time special charges associated with the Eagle merger. These charges included, among other items, severance pay and benefits for displaced Eagle officers and employees, costs to consolidate duplicate facilities, employee training, new product promotions, computer conversions and additional deposit insurance as a result of the Savings Association Insurance Fund ("SAIF") recapitalization legislation.

Despite these significant one-time expenses, United's return on average assets of 1.24% compared very favorably with regional and national peer grouping information provided by Wheat, First Securities, Inc. of 1.19% and 1.18%. United's return on average shareholders' equity of 11.83%, as compared with regional and national peer group information of 15.56% and 15.14%, is indicative of United's very strong capital levels.

The following discussion explains in more detail the results of operations and changes in financial condition by major category.

NET INTEREST INCOME

For the years ended December 31, 1996 and 1995, net interest income approximated $126,636,000 and $119,818,000, respectively. On a tax- equivalent basis the net interest margin was strong at 4.64% in 1996 and 4.81% in 1995.

Total interest income of $226,085,000 increased 7.7% in 1996 over 1995 as a result of higher volumes of interest-earning assets. Higher average loan volumes of approximately $201 million, resulting primarily from an acquisition, contributed to the increase. From December 31, 1995 to December 31, 1996, United experienced a double-digit increase in consumer loans of 12.2%, while commercial loans and mortgage loans showed increases of 9.0% and 9.6%, respectively.

Total interest expense increased $9,333,000 or 10.4% in 1996. This increase was attributed primarily to United's competitive pricing of interest-bearing deposits in its markets and continued change in the retail deposit mix as customers shifted funds into products offering higher yields. United's average interest-bearing deposits increased by $124,911,000 or 6.5% in 1996, while its average FHLB advances increased $37,659,000 or 49.7% and average short-term borrowings increased $30,422,000 or 25.0%. United made greater use of FHLB advances as the cost of those advances declined from 5.96% in 1995 to 5.63% in 1996. United utilized FHLB advances during 1996 to fund the growth in the mortgage loan portfolio. The average cost of funds, which increased from 4.28% in 1995 to 4.32% in 1996, reflected the general upward trend in market interest rates during 1996.

PROVISION FOR LOAN LOSSES

United evaluates the adequacy of the allowance for loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio.

Nonperforming loans were $11,774,000 at December 31, 1996 and $14,758,000 at December 31, 1995, a decrease of 20.2%. The level of nonperforming assets decreased as a result of the charge-off of certain large balance commercial credits. The components of nonperforming loans include nonaccrual loans and loans that are contractually past due 90 days or more as to interest or principal, but have not been placed on nonaccrual. Loans past due 90 days or more increased $1,139,000 or 24.3% during 1996; nonaccrual loans decreased $3,474,000 or 37.3% since year-end 1995. Nonperforming loans represented 0.37% of total assets at the end of 1996, as compared to 0.52% for United's national peer group. At year-end 1996 and 1995, the allowance for loan losses was 1.22% and 1.34% of total loans, net of unearned income. At December 31, 1996 and 1995, the ratio of the allowance for loan losses to nonperforming loans was 237.3% and 190.2%, respectively.

For the years ended December 31, 1996 and 1995, the provision for loan losses was $2,791,000 and $2,338,000, respectively. The increase in the provision for 1996 when compared to 1995 was to conform the allowance for loan losses on Eagle's loan portfolio with United's loan valuation policies and in response to growth in the portfolio.

Total net charge-offs were $2,923,000 in 1996 and $3,390,000 in 1995, which represents 0.13% and 0.17% of average loans for the respective years. United's ratio of net charge-offs to average loans was better than its peer group's ratio of 0.23% in 1996 and was comparable to its peer group's ratio of 0.19% in 1995.

At December 31, 1996, impaired loans were $11,899,000, an increase of $83,000 or 0.1% from the $11,816,000 in impaired loans at December 31, 1995.

OTHER INCOME

Noninterest income increased $3,930,000 or 15.7% for 1996 when compared to 1995. Other income consists of all revenues which are not included in interest and fee income related to earning assets. The increase in noninterest income for 1996 was primarily the result of increased service charges and fees from customer accounts related to various banking services provided by United that included, among other services, fees in bankcard accounts, an increased fee structure for sales of checking related products, and brokerage services. Additionally, income from mortgage banking increased as United expanded its secondary market loan originations in the Washington Metropolitan area.

Trust income increased $275,000 or 9.5% in 1996 due to repricing of services and an increased volume of trust business.

Service charges, commissions and fees increased by $2,199,000 or 18.3% in 1996. The increase was primarily attributable to conforming the former Eagle offices' service charge and fee structures to United's and increased return check charges and bankcard fees. This income includes charges and fees related to various banking services provided by United. The increase was primarily due to a combination of increased fees in bankcard accounts and an increased fee structure for sales of checking related products.

Income from mortgage banking operations increased $2,428,000 or 32.9% from $7,378,000 in 1995 to $ 9,806,000 in 1996 due to increased originations and sales during 1996. The principal sources of revenue from United's mortgage banking business are: (i) loan origination fees; (ii) gains or losses from the sale of loans, if any; (iii) interest earned on mortgage loans during the period that they are held by United pending sale; (iv) loan servicing fees; and (v) gain or loss on the close out of the hedge instrument used to offset the risk that changes in interest rate may have on the value of United's mortgage loan inventory.

Securities transactions resulted in a net gain of $528,000 in 1996 compared to a net gain of $833,000 in 1995. The securities sold were the result of liquidity needs, changes in market interest rates, changes in prepayment and term extension risk and other general asset/liability management considerations.

OTHER EXPENSE

Other expense includes all items of expense other than interest expense, the provision for loan losses and income tax expense. In total, other expense increased $12,123,000 or 14.5%. The increase was primarily due to the one-time and merger-related charges recorded in the first and second quarters, the additional third quarter deposit insurance expense as a result of the SAIF recapitalization legislation and higher salaries and benefits associated with the expansion of United's secondary market lending.

Salaries and employee benefits expense increased $7,084,000 or 17.6% in 1996. The increase for 1996 was attributable to a $3,100,000 increase in salaries and benefits related to the expansion of United's mortgage banking subsidiaries with nearly all of the balance of the increase associated with severance and benefit pay of displaced Eagle executive officers, employment contracts and employees at locations where United consolidated certain branches.

Net occupancy expense in 1996 exceeded 1995 levels by $947,000 or 11.6% primarily due to decreased rental income and an increase in real property repairs and utilities expense. The overall changes in net occupancy expense for 1996 were insignificant with no material increase or decrease in any one expense category.

Remaining other expense increased $4,092,000 or 11.6% in 1996 compared to 1995. The increase in other expense for 1996 related primarily to the additional deposit insurance expense as a result of the SAIF recapitalization legislation, higher insurance expense, advertising, consulting and legal expense, losses on sales and write-downs of assets, EDP fees, office supplies, and goodwill amortization. Included in these increased costs was $1,483,000 of one-time charges which related to reengineering costs incurred to improve efficiency, productivity and strengthen United's competitiveness. Additionally, the added expenses of a purchase accounting acquisition included in 1996, but not in the first ten months of 1995, have contributed to the overall increase in noninterest expense.

INCOME TAXES

For the year ended December 31, 1996, income taxes approximated $19,763,000 compared to $19,877,000 for 1995. The decrease of $114,000 or 0.6% for 1996 when compared to 1995 was primarily the result of decreased pretax income. United's effective tax rates were 34.6% for 1996 and 33.7% for 1995.

                          REPORT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS

Board of Directors and Shareholders
United Bankshares, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of United Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Bankshares, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                      /s/ Ernst & Young LLP


Charleston, West Virginia
February 27, 1998, except
for Note O, as to which
the date is March 27, 1998,
and Note B, as to which
the date is July 29, 1998

CONSOLIDATED BALANCE SHEETS
UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands, except par value)

                                                                                     December 31
                                                                       ------------------------------------
                                                                          1997                      1996
                                                                       ----------                ----------
ASSETS
     Cash and due from banks                                           $  116,087              $  127,486
     Interest-bearing deposits with other banks                             8,725                     195
     Federal funds sold                                                    56,052                  26,797
                                                                       ----------              ----------
         Total cash and cash equivalents                                  180,864                 154,478

     Securities available for sale at estimated fair value (amortized cost-$585,724 at December 31, 1997 and $441,780 at
        December 31, 1996)                                                595,520                 442,488
     Securities held to maturity (estimated fair
         value-$234,329 at December 31, 1997
         and $239,054 at December 31, 1996)                               231,311                 235,276
     Loans                                                              2,627,606               2,300,124
         Less: Unearned income                                             (7,766)                 (5,923)
                                                                       ----------               ---------
         Loans net of unearned income                                   2,619,840               2,294,201
         Less: Allowance for loan losses                                  (30,455)                (27,942)
                                                                       ----------               ---------
     Net loans                                                          2,589,385               2,266,259
     Bank premises and equipment                                           48,841                  43,569
     Accrued interest receivable                                           20,979                  17,988
     Other assets                                                          59,459                  39,289
                                                                       ----------              ----------
                                          TOTAL ASSETS                 $3,726,359              $3,199,347
                                                                       ==========              ==========

LIABILITIES
     Domestic deposits:
         Noninterest-bearing                                           $  494,733              $  393,463
         Interest-bearing                                               2,430,616               2,127,685
                                                                       ----------              ----------
            TOTAL DEPOSITS                                              2,925,349               2,521,148

     Borrowings:
         Federal funds purchased                                           40,961                   4,491
         Securities sold under agreements
            to repurchase                                                 184,718                 168,560
         Federal Home Loan Bank borrowings                                165,695                 136,631
         Other                                                              5,000                   4,429
     Accrued expenses and other liabilities                                49,162                  41,230
                                                                       ----------              ----------
                                     TOTAL LIABILITIES                  3,370,885               2,876,489

SHAREHOLDERS' EQUITY
     Common stock, $2.50 par value;
         Authorized-41,000,000 shares at December 31,
         1997 and 20,000,000 at December 31, 1996;
         issued-39,073,164 at December 31, 1997 and
         19,395,276 at December 31, 1996, including
         161,814 and 32,386 shares in treasury at
         December 31, 1997 and 1996, respectively                          97,683                  48,488
     Surplus                                                               72,505                  71,506
     Retained earnings                                                    181,601                 204,634
     Net unrealized holding gain on securities available
         for sale, net of deferred income taxes                             6,204                     151
     Treasury stock, at cost                                               (2,519)                 (1,921)
                                                                       ----------              ----------
                            TOTAL SHAREHOLDERS' EQUITY                    355,474                 322,858
                                                                       ----------              ----------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $3,726,359              $3,199,347
                                                                       ==========              ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands, except per share data)

                                                                                      Year Ended December 31
                                                                          -------------------------------------------
                                                                            1997             1996              1995
                                                                          --------         --------          --------
INTEREST INCOME
         Interest and fees on loans                                       $204,453         $184,998          $170,904
         Interest on federal funds sold and other
                  short-term investments                                     1,024            1,020             2,113
         Interest and dividends on securities:
                  Taxable                                                   46,208           36,575            32,900
                  Exempt from federal taxes                                  3,073            3,492             4,017
                                                                          --------         --------          --------
                  TOTAL INTEREST INCOME                                    254,758          226,085           209,934
                                                                          --------         --------          --------
INTEREST EXPENSE
         Interest on deposits                                              102,682           86,413            80,101
         Interest on short-term borrowings                                   8,909            6,655             5,500
         Interest on Federal Home Loan Bank advances                         5,469            6,381             4,515
                                                                          --------         --------          --------
                 TOTAL INTEREST EXPENSE                                    117,060           99,449            90,116
                                                                          --------         --------          --------
                    NET INTEREST INCOME                                    137,698          126,636           119,818
PROVISION FOR LOAN LOSSES                                                    3,120            2,791             2,338
                                                                          --------         --------          --------

    NET INTEREST INCOME AFTER PROVISION
               FOR LOAN LOSSES                                             134,578          123,845           117,480
                                                                          --------         --------          --------

OTHER INCOME
         Trust department income                                             3,569            3,186             2,911
         Service charges, commissions, and fees                             16,411           14,225            12,026
         Other income                                                       16,396           11,630            10,174
                                                                          --------         --------           -------
               TOTAL OTHER INCOME                                           36,376           29,041            25,111
                                                                          --------         --------          --------

OTHER EXPENSE
         Salaries and employee benefits                                     48,396           47,293            40,209
         Net occupancy expense                                               9,714            9,135             8,188
         Other expense                                                      38,647           39,300            35,208
                                                                          --------         --------          --------
                   TOTAL OTHER EXPENSE                                      96,757           95,728            83,605
                                                                          --------         --------          --------

INCOME BEFORE INCOME TAXES                                                  74,197           57,158            58,986

INCOME TAXES                                                                25,178           19,763            19,877
                                                                          --------         --------          --------
                                   NET INCOME                             $ 49,019         $ 37,395          $ 39,109
                                                                          ========         ========          ========

Earnings per common share:
  Basic                                                                      $1.27            $0.97             $1.02
                                                                          ========         ========          ========
  Diluted                                                                    $1.25            $0.96             $1.02
                                                                          ========         ========          ========

Dividends per common share                                                   $0.68            $0.62             $0.59
                                                                          ========         ========          ========

Average outstanding shares:
  Basic                                                                 38,632,616       38,747,260        38,182,408
  Diluted                                                               39,191,892       39,085,274        38,471,372


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands, except per share data)

                                                                                          Net Unrealized
                                                                                              Holding
                                                Common Stock                               (Loss) Gain    Treasury
                                             ------------------                           on Securities   Stock and     Total
                                                           Par                   Retained    Available     Unearned  Shareholders'
                                             Shares       Value      Surplus     Earnings    for Sale        ESOP       Equity
                                             ------       -----      -------     --------    --------     ---------  -------------
Balance at January 1, 1995                 18,910,151    $47,275     $64,225    $166,602     $(4,373)     $(1,319)     $272,410

Net income                                                                        39,109                                 39,109
Cash dividends ($0.59 per share)                                                 (13,817)                               (13,817)
Net change in unrealized holding loss
  on securities available for sale                                                             6,534                      6,534
Fractional shares adjustmen                        (7)
Acquisition of First Commercial Bank          202,125        505       5,558                                              6,063
ESOP shares earned                                                                                             81            81
Purchase of treasury stock (48,775 shares)                                                                 (1,294)       (1,294)
Common stock options
  exercised (181,572 shares)                  129,623        325         695                                1,276         2,296
Pre-merger dividends of
  pooled companies                                                                (4,221)                                (4,221)
                                           ----------    -------     -------    --------     -------      -------      --------
Balance at December 31, 1995               19,241,892     48,105      70,478     187,673       2,161       (1,256)      307,161

Net income                                                                        37,395                                 37,395
Cash dividends ($0.62 per share)                                                 (17,847)                               (17,847)
Net change in unrealized holding gain
  on securities available for sale                                                            (2,010)                    (2,010)
Fractional shares adjustment                     (145)                    (4)                                                (4)
Retirement of treasury stock                   (2,550)        (7)        (35)                                  42
Purchase of treasury stock (113,000 shares)                                                                (3,395)       (3,395)
Common stock options
  exercised (282,259 shares)                  156,079        390       1,067                                2,688         4,145
Pre-merger dividends of
  pooled companies                                                                (2,587)                                (2,587)
                                           ----------    -------     -------    --------     -------      -------      --------
Balance at December 31, 1996               19,395,276     48,488      71,506     204,634         151       (1,921)      322,858

Net income                                                                        49,019                                 49,019
Cash dividends ($0.68 per share)                                                 (20,344)                               (20,344)
Net change in unrealized holding gain
  on securities available for sale                                                             6,053                      6,053
Purchase of treasury stock (167,100 shares)                                                                (5,754)       (5,754)
Common stock options
  exercised (243,902 shares)                  141,306        353         999                                4,550         5,902
Sale of treasury stock (15,991 shares)                                                                        606           606
Pre-merger dividends of
  pooled companies                                                                (2,866)                                (2,866)
Two-for-one stock split effected in the form
  of a 100% stock dividend                 19,536,582     48,842                 (48,842)
                                           ----------    -------     -------    --------     -------      -------      --------


Balance at December 31, 1997               39,073,164    $97,683     $72,505    $181,601     $ 6,204      $(2,519)     $355,474
                                           ==========    =======     =======    ========     =======      =======      ========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNITED BANKSHARES, INC. AND SUBSIDIARIES

(Dollars in thousands)

                                                                                               Year Ended December 31
                                                                            -----------------------------------------------------
                                                                                1997                1996                 1995
                                                                            -----------         -----------          ------------
OPERATING ACTIVITIES
Net income                                                                    $ 49,019            $ 37,395             $ 39,109
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Provision for loan losses                                                      3,120               2,791                2,338
  Provision for depreciation                                                     5,645               4,690                4,058
  Net amortization (accretion)                                                   2,770               1,029                  (46)
  (Gain) loss on sales of bank premises and equipment                             (534)                140                  (35)
  Gain on sales of securities available for sale                                   (42)               (462)                (653)
  Gain on sales of loans                                                       (13,925)             (9,108)              (7,670)
  Deferred income tax expense (benefit)                                           (552)               (139)                (279)
  Originations of student loans                                                                                            (465)
  Proceeds from sales of student loans                                                               4,580
Changes in:
  Trading securities                                                                                 5,693                 (394)
  Loans held for sale                                                          (23,154)            (18,638)             (36,561)
  Interest receivable                                                             (490)                359                   22
  Other assets                                                                   1,497)             (5,293)                 917
  Accrued expenses and other liabilities                                         3,068               5,032                5,453
                                                                              --------            --------             --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       26,422              28,069                5,794
                                                                               -------            --------             --------

INVESTING ACTIVITIES
  Proceeds from maturities and calls of
    investment securities                                                       37,412              30,002               51,173
  Purchases of investment securities                                           (34,405)            (81,008)             (17,371)
  Proceeds from sales of securities available for sale                         103,039             169,579              106,293
  Proceeds from maturities and calls of
    securities available for sale                                              149,275             203,395              108,706
  Purchases of securities available for sale                                  (358,523)           (424,229)            (216,192)
  Proceeds from sales of loans                                                                                           49,127
  Net purchases of bank premises and equipment                                  (3,386)             (3,792)              (5,432)
  Net cash paid for acquired subsidiary                                        (28,929)                                  (1,742)
  Net change in loans                                                         (156,270)           (186,043)            (136,733)
                                                                              --------            --------             --------
NET CASH USED IN INVESTING ACTIVITIES                                         (291,787)           (292,096)             (62,171)
                                                                              --------            ---------            --------

FINANCING ACTIVITIES
  Cash dividends paid                                                          (19,831)            (16,541)             (10,273)
  Acquisition of treasury stock                                                 (5,754)             (3,395)              (1,294)
  Proceeds from exercise of stock options                                        4,294               4,145                2,296
  Proceeds from sales of treasury stock                                            606
  Pre-merger dividends of pooled company                                        (2,793)             (2,330)              (4,142)
  Purchase of fractional shares                                                                         (4)
Changes in:
  Time deposits                                                                145,483             131,872              207,113
  Other deposits                                                               102,960              60,442             (103,657)
  Federal Home Loan Bank borrowings                                             28,804              56,134              (63,877)
  Federal funds purchased and securities sold
    under agreements to repurchase                                              37,982              39,566               31,976
                                                                               -------            --------             --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                      291,751             269,889               58,142
                                                                              --------            --------             --------

INCREASE IN CASH AND CASH EQUIVALENTS                                           26,386               5,862                1,765

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 154,478             148,616              146,851
                                                                              --------            --------             --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $180,864            $154,478             $148,616
                                                                              ========            ========             ========

See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

                               December 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: United Bankshares, Inc. is a multi-bank holding company headquartered in Charleston, West Virginia. The principal markets of United Bankshares, Inc. and subsidiaries (United) are located in Parkersburg, Charleston, Huntington, Morgantown and Wheeling, West Virginia and Arlington, Fairfax, Loudoun and Prince William counties, Virginia. United considers all of its principal business activities to be bank related.

Basis of Presentation: The consolidated financial statements and the notes to consolidated financial statements include the accounts of United Bankshares, Inc. and its wholly-owned subsidiaries, which have been restated to reflect the merger of George Mason Bankshares, Inc. (George Mason) on April 2, 1998, under the pooling of interests method of accounting. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Certain prior period data has been reclassified to conform with the current period presentation. The reclassifications had no effect on net income or shareholders' equity.

The accounting and reporting policies of United conform with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. A description of the significant accounting policies is presented below.

Cash Flow Information: United considers cash and due from banks, interest-bearing deposits with other banks and federal funds sold as cash and cash equivalents.

Securities: Management determines the appropriate classification of securities at the time of purchase. Debt securities that United has the positive intent and the ability to hold to maturity are carried at amortized cost. Securities to be held for indefinite periods of time and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried as a separate component of shareholders' equity, net of deferred income taxes.

Gains or losses on sales of securities are recognized by the specific identification method and are reported separately in the statements of income.

Loans: Interest on loans is accrued and credited to operations using methods that produce a level yield on principal amounts outstanding. Loan origination and commitment fees and related direct loan origination costs are deferred and amortized as an adjustment of loan yield over the estimated life of the related loan.

The accrual of interest income on commercial and most consumer loans generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection.

Consistent with United's existing method of income recognition for loans, interest on impaired loans, except those classified as nonaccrual, is recognized as income using the accrual method. United's method of income recognition for impaired loans that are classified as nonaccrual is to recognize interest income on the cash basis or apply the cash receipt to principal when the ultimate collectibility of principal is in doubt.

The principal sources of revenue from United's mortgage banking business are:
(i) loan origination fees; (ii) gains or losses from the sale of loans, if any;
(iii) interest earned on mortgage loans during the period that they are held by United pending sale; (iv) loan servicing fees; and (v) gain or loss on the close-out of the hedge instrument used to offset the risk that changes in interest rate may have on the value of United's mortgage loan inventory.

Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

Loans Held for Sale: United's policies generally require that it presell substantially all of its inventory of conforming and government loans. Loans held for sale consist of one-to-four family residential loans originated for sale in the secondary market and are carried at the lower of cost or fair value determined on an aggregate basis.

Allowance for Loan Losses: Management's evaluation of the adequacy of the allowance for loan losses and the appropriate provision for loan losses is based upon a quarterly evaluation of the portfolio. The allowance for loan losses related to loans that are identified as impaired is based on the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. In providing for loan losses, United considers all significant factors that affect the collectibility of loans. Such factors considered by management include, among others, growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions. This evaluation is inherently subjective and requires management to make estimates of the amounts and timing of future cash flows.

Management believes that the allowance for loan losses is adequate to provide for potential losses on existing loans based on information currently available.

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less allowances for depreciation and amortization. The provision for depreciation is computed principally by the straight-line method over the estimated useful lives of the respective assets.

Income Taxes: Deferred income taxes are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.

Intangible Assets: Intangible assets relating to the estimated value of the deposit base of the acquired institutions are being amortized on an accelerated basis over a 7 to 10 year period. The excess of the purchase price over the fair market value of the net assets of the banks acquired (goodwill) is being amortized on a straight-line basis over 15 to 20 years. The carrying amount of goodwill is evaluated if facts and circumstances suggest that it may be impaired. If this evaluation indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of goodwill will be reduced.

At December 31, 1997 and 1996, deposit base intangibles and goodwill approximated $37,332,000 and $11,959,000 net of accumulated amortization of approximately $12,318,000 and $9,888,000.

Trust Assets and Income: Assets held in a fiduciary or agency capacity for subsidiary bank customers are not included in the balance sheets since such items are not assets of the subsidiary banks. Trust department income is reported on a cash basis. Reporting such income on an accrual basis would not materially affect United's consolidated financial position or its results of operations as reported herein.

Earnings Per Common Share: In 1997, United adopted FASB Statement No.
128 (SFAS No. 128), "EARNINGS PER SHARE." SFAS No. 128 requires the presentation of basic and diluted earnings per common share for all periods. Basic earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding for the respective period. For diluted earnings per common share, the weighted average number of shares of common stock outstanding for the respective period is increased by the number of shares of common stock which would be issued assuming the exercise of common stock options. The dilutive effect of stock options approximated 559,276, 338,014 and 288,964 shares in 1997, 1996 and 1995, respectively.

New Accounting Standards: In June 1996, the FASB issued Statement No. 125, (SFAS No. 125), "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES," which supersedes SFAS No. 76, "EXTINGUISHMENT OF DEBT." SFAS No. 125 prescribes the accounting treatment for securitization transactions based on a financial components approach with an emphasis on physical control, such as the ability to pledge or exchange the securitized assets, while prior rules emphasize the economic risks or rewards of ownership of the assets. Additionally, SFAS No. 125 applies to repurchase agreements, securities lending, loan participations, and other financial component transfers and exchanges. Under the financial components approach of SFAS No. 125, both the transferor and transferee will recognize on its balance sheet the assets and liabilities, or components thereof, that it controls and derecognize from the balance sheet the assets and liabilities that were surrendered or extinguished in the transfer. The new rules have not had a material effect on United's financial position and results of operations.

In June 1997, the FASB issued Statement No. 130, (SFAS No. 130), "REPORTING COMPREHENSIVE INCOME." This statement, which is effective for years beginning after December 15, 1997, requires companies to report and display comprehensive income and its components. United plans to disclose the information as required.

In June 1997, the FASB issued Statement No. 131, (SFAS No. 131), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 131 provides guidance for the way public enterprises report information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also requires certain related disclosures about products and services, geographic areas and major customers. The segment and other information disclosures are required for years beginning after December 15, 1997. United is currently reviewing its methodology used for determining operating segment results.

These standards, when implemented, are not expected to materially impact the reported financial position or results of operations of United.

NOTE B--MERGERS AND ACQUISITIONS

On April 2, 1998, United consummated the merger with George Mason Bankshares, Inc., Fairfax, Virginia ("George Mason"), in a common stock exchange accounted for under the pooling of interests method of accounting and, accordingly, all prior period financial statements have been restated to include George Mason. United exchanged 1.70 shares of its common stock for each of the 5,308,551 common shares of George Mason.

Additionally, United has entered into an agreement with Fed One Bancorp, Inc., Wheeling, West Virginia ("Fed One") to exchange 1.50 shares, as adjusted for the 100% stock dividend, of United common stock for each of the 2,373,181 common shares of Fed One. The transaction will be accounted for using the pooling of interests method of accounting. It is anticipated that the proposed merger will be consummated early during the fourth quarter of 1998.

The following represents unaudited selected pro forma financial information regarding the effects of the transactions as though United, George Mason and Fed One had been combined for all periods presented:

                                                                                                                    United
(In thousands, except per share data)                                                                                 and
                                                              George             United            Fed              Fed One
                                             United            Mason            Restated           One             Pro Forma
                                             ------           ------            --------           ---             ---------
         1997
         ----
  Net interest income                       $105,753           $31,945          $137,698         $11,632            $149,330
  Net income                                  40,939             8,080            49,019           3,242              52,261
  Earnings per common share:
   Basic                                       $1.37             $1.58             $1.27           $1.43               $1.24
   Diluted                                     $1.35             $1.54             $1.25           $1.36               $1.22

         1996
         ----
  Net interest income                       $ 99,173           $27,463          $126,636         $11,749             $138,385
  Net income                                  30,512             6,883            37,395           2,324               39,719
  Earnings per common share:
   Basic                                       $1.01             $1.38             $0.97           $0.97                $0.94
   Diluted                                     $1.00             $1.35             $0.96           $0.94                $0.93

         1995
         ----
  Net interest income                       $ 95,648           $24,170          $119,818         $11,697             $131,515
  Net income                                  32,817             6,292            39,109           3,250               42,359
  Earnings per common share:
   Basic                                       $1.10             $1.30             $1.02           $1.24                $1.01
   Diluted                                     $1.09             $1.28             $1.02           $1.20                $1.00

The data set forth above is not necessarily indicative of the results of operations or the combined financial position of United that would have resulted had the merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

On August 1, 1997, United acquired 100% of the outstanding common stock of First Patriot Bankshares Corporation, Reston, Virginia ("Patriot") for cash consideration of approximately $39.2 million. The transaction has been accounted for using the purchase method of accounting.

The results of operations of Patriot, which are not significant, have been included in the consolidated results of operations from the date of acquisition.

NOTE C--INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

                                                                    December 31, 1996
                                          ----------------------------------------------------------------
(In thousands)                                                  Gross           Gross            Estimated
                                          Amortized          Unrealized       Unrealized            Fair
                                            Cost                Gains           Losses              Value
                                          ---------          ----------         -----            ---------
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                            $178,973             $   595           $  272           $179,296
State and political
  subdivisions                               4,093                 106                               4,199
Mortgage-backed
  securities                               379,452               3,099              393            382,158
Marketable equity
  securities                                 4,300               6,741                              11,041
Other                                       18,906                                   80             18,826
                                          --------             -------           ------           --------
Total                                     $585,724             $10,541           $  745           $595,520
                                          ========             =======           ======           ========
                                                                    December 31, 1996
                                          ----------------------------------------------------------------
(In thousands)                                                  Gross           Gross            Estimated
                                          Amortized          Unrealized       Unrealized            Fair
                                            Cost                Gains           Losses              Value
                                          ---------          ----------         -----            ---------
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                            $149,275             $   509            $  504          $149,280
State and political
  subdivisions                               1,316                  14                 6             1,324
Mortgage-backed
  securities                               268,256                 738             1,985           267,009
Marketable equity
  securities                                 3,655               2,158                               5,813
Other                                       19,278                   7               223            19,062
                                          --------             -------            ------          --------
Total                                     $441,780             $ 3,426            $2,718          $442,488
                                          ========             =======            ======          ========

The amortized cost and estimated fair value of securities available for sale at December 31, 1997, by contractual maturity are as follows:

                                                            Estimated
     (In thousands)                          Amortized         Fair
                                               Cost            Value
                                             ---------      ---------
     Due in one year or less                  $ 42,351      $ 42,794
     Due after one year through five years     134,244       134,730
     Due after five years through ten years    135,081       135,561
     Due after ten years                       269,748       271,394
     Marketable equity securities                4,300        11,041
                                              --------      --------
         Total                                $585,724      $595,520
                                              ========      ========

The table above includes $382,158,000 of mortgage-backed securities at estimated fair value with an amortized cost of $379,452,000. Maturities of mortgage-backed securities are based upon the estimated average life.

Gross realized gains and losses from sales of securities available for sale were $71,000 and $29,000; $824,000 and $362,000; and $773,000 and $120,000,
respectively, in 1997, 1996 and 1995.

The amortized cost and estimated fair values of securities held to maturity are summarized as follows:

                                                                 December 31, 1997
                                          ----------------------------------------------------------------
(In thousands)                                                  Gross           Gross            Estimated
                                          Amortized          Unrealized       Unrealized            Fair
                                            Cost                Gains           Losses              Value
                                          ---------          ----------       ----------         ---------
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                            $ 98,330             $  570           $   22            $ 98,878
State and political
  subdivisions                              51,180              2,131               21              53,290
Mortgage-backed
  securities                                74,878                529              169              75,238
Other                                        6,923                                                   6,923
                                          --------             ------           ------            --------
Total                                     $231,311             $3,230           $  212            $234,329
                                          ========             ======           ======            ========

                                                                 December 31, 1997
                                          ----------------------------------------------------------------
(In thousands)                                                  Gross           Gross            Estimated
                                          Amortized          Unrealized       Unrealized            Fair
                                            Cost                Gains           Losses              Value
                                          ---------          ----------       ----------         ---------
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                            $ 82,375             $2,187           $   87            $ 84,475
State and political
  subdivisions                              54,954              1,935              100              56,789
Mortgage-backed
  securities                                96,062                773              930              95,905
Other                                        1,885                                                   1,885
                                          --------             ------           ------            --------
Total                                     $235,276             $4,895           $1,117            $239,054
                                          ========             ======           ======            ========

                                       44

The amortized cost and estimated fair value of debt securities held to maturity at December 31, 1997 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Estimated
     (In thousands)                            Amortized      Fair
                                                 Cost         Value
                                               ---------   ---------
     Due in one year or less                   $ 18,825     $ 18,887
     Due after one year through five years       72,750       73,640
     Due after five years through ten years      98,335       99,481
     Due after ten years                         41,401       42,321
                                               --------     --------
         Total                                 $231,311     $234,329
                                               ========     ========

The table above includes $74,878,000 of mortgage-backed securities with an estimated fair value of $75,238,000 at December 31, 1997. Maturities of the mortgage-backed securities are based upon the estimated average life.

The carrying value of securities pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law, approximated $415,206,000 and $340,729,000 at December 31, 1997 and 1996, respectively.

NOTE D--LOANS

Major classifications of loans are as follows:


      (In thousands)                                                            December 31
                                                                 ------------------------------------------
                                                                    1997                           1996
                                                                 ----------                     -----------
      Commercial, financial, and
        agricultural                                             $  467,223                     $  309,354
      Real estate:
        Single family residential                                 1,087,920                      1,110,611
        Commercial                                                  482,568                        437,481
        Construction                                                140,266                         74,546
        Other                                                        47,148                         23,257
      Installment                                                   304,862                        270,410
                                                                 ----------                     ----------
                                                                  2,529,987                      2,225,659
      Loans held for sale                                            97,619                         74,465
                                                                 ----------                     ----------
             Total gross loans                                   $2,627,606                     $2,300,124
                                                                 ==========                     ==========

A progression of the allowance for loan losses follows:


      (In thousands)                                                Year Ended December 31
                                                             -----------------------------
                                                               1997                 1996               1995
                                                             -------              -------            ------
      Balance at beginning of year                           $27,942              $28,074            $28,109
      Allowance of purchased subsidiaries                      2,695                                   1,017
      Provision for loan losses                                3,120                2,791              2,338
                                                             -------              -------            -------
                                                              33,757               30,865             31,464
                                                             -------              -------            -------
      Loans charged off                                        4,078                3,698              4,115
      Recoveries                                                 776                  775                725
                                                             -------              -------            -------
      Net charge offs                                          3,302                2,923              3,390
                                                             -------              -------            -------
           Balance at end of year                            $30,455              $27,942            $28,074
                                                             =======              =======            =======

United's lending is centered in the West Virginia and Washington D.C. Markets and is focused on retail consumer and small and middle market commercial lending.

United has commercial real estate loans, including owner occupied, income producing real estate and land development loans, of approximately $482,568,000 and $437,481,000 as of December 31, 1997 and 1996, respectively. The loans are primarily secured by real estate located in West Virginia, Southeastern Ohio, Virginia and Maryland. The loans were originated by United's subsidiary banks using underwriting standards as set forth by management. United's loan administration policies are focused on the risk characteristics of the loan portfolio, including commercial real estate loans, in terms of loan approval and credit quality. It is the opinion of management that these loans do not pose any unusual risks and that adequate consideration has been given to the above loans in establishing the allowance for loan losses.

At December 31, 1997, the recorded investment in loans that were considered to be impaired was $13,648,000 (of which $5,202,000 was on a nonaccrual basis). Included in this amount was $6,365,000 of impaired loans for which the related allowance for credit losses was $1,596,000 and $7,283,000 of impaired loans that did not have an allowance for credit losses. At December 31, 1996, the recorded investment in loans that were considered to be impaired was $11,899,000 (of which $5,848,000 was on a nonaccrual basis). Included in this amount was $7,118,000 of impaired loans for which the related allowance for credit losses was $1,674,000 and $4,781,000 of impaired loans that did not have an allowance for credit losses.

The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $12,686,000, $11,509,000 and
$11,887,000, respectively.

The amount of interest income that would have been recorded on impaired loans under the original terms was $1,660,000, $1,658,000 and $1,608,000 for the years ended December 31, 1997, 1996 and 1995, respectively. For the years ended December 31, 1997, 1996 and 1995, United recognized interest income on those impaired loans of approximately $987,000, $798,000 and $709,000, respectively, substantially all of which was recognized using the accrual method of income recognition.

United's subsidiary banks have made loans, in the normal course of business, to the directors and officers of United and its subsidiaries, and to their associates. Such related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $102,435,000 and $88,257,000 at December 31, 1997 and 1996, respectively. During
1997, $41,279,000 of new loans were made, repayments totaled $31,510,000, and other changes due to the change in composition of United's board members and executive officers approximated $4,409,000.

NOTE E--BANK PREMISES AND EQUIPMENT AND LEASES

Bank premises and equipment are summarized as follows:

                                                                              December 31
                                                                    ------------------------------
        (In thousands)                                                1997                   1996
                                                                    --------                ------
        Land                                                        $ 9,972                $ 9,132
        Buildings and improvements                                   42,599                 40,262
        Leasehold improvements                                        5,002                  5,784
        Furniture, fixtures, and equipment                           40,563                 39,190
                                                                    -------                -------
                                                                     98,136                 94,368
        Less allowance for depreciation
          and amortization                                           49,295                 50,799
                                                                    -------                -------
        Net bank premises and equipment                             $48,841                $43,569
                                                                    =======                =======

United and certain banking subsidiaries have entered into various noncancelable operating leases. These noncancelable operating leases are subject to renewal options under various terms and some leases provide for periodic rate adjustments based on cost-of-living index changes. Rent expense for noncancelable operating leases approximated $4,316,000, $3,952,000 and $3,373,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

Future minimum payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more, for years subsequent to December 31, 1997, consisted of the following:

               Year                                                  Amount
               ----                                                  ------
                    (In thousands)

               1998                                                 $ 4,630
               1999                                                   3,693
               2000                                                   3,210
               2001                                                   3,080
               2002                                                   2,409
               Thereafter                                             3,075
                                                                    -------
               Total minimum lease payments                         $20,097
                                                                    =======

NOTE F--DEPOSITS

The book value of deposits consisted of the following:

            (In thousands)                                                     December 31
                                                                   ---------------------------------
                                                                      1997                   1996
                                                                   ----------             ----------
            Noninterest-bearing checking                           $  494,733             $  393,463
            Interest-bearing checking                                 113,947                111,785
            Regular savings                                           391,361                353,352
            Money market accounts                                     501,253                465,040
            Time deposits under $100,000                            1,142,870                977,195
            Time deposits over $100,000                               281,185                220,313
                                                                   ----------             ----------

                        Total deposits                             $2,925,349             $2,521,148
                                                                   ==========             ==========

Interest paid on deposits and borrowings approximated $115,426,000, $98,193,000 and $82,301,000 in 1997, 1996 and 1995, respectively.

At December 31, 1997, the scheduled maturities of time deposits, in thousands, are as follows:

                    Year                            Amount
                    ----                          ----------
                    1998                          $  982,073
                    1999                             338,114
                    2000                              56,508
                    2001                              24,553
                    2002 and thereafter               22,807
                                                  ----------
                      Total                       $1,424,055
                                                  ==========

United's subsidiary banks have received deposits, in the normal course of business, from the directors and officers of United and its subsidiaries, and their associates. Such related party deposits were accepted on substantially the same terms, including interest rates and maturities, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of these deposits was $25,878,000 and $27,043,000 at December 31, 1997 and 1996, respectively.

NOTE G--BORROWINGS

United's subsidiaries are members of the Federal Home Loan Bank (FHLB). Membership in the FHLB makes available short-term and long-term borrowings from collateralized advances. At December 31, 1997, United had approximately $644,633,000 of available borrowings in the form of collateralized advances from the FHLB at prevailing interest rates.

At December 31, 1997, $159,000,000 of FHLB advances with an interest rate of 6.42% had an overnight maturity. Additionally, $6,695,000 of FHLB advances with a weighted average interest rate of 6.08% are scheduled to mature from fourteen to twenty years.

United also has various unused lines of credit available from certain of its correspondent banks in the aggregate amount of $200,882,000. These lines of credit, which bear interest at prevailing market rates, permit United to borrow funds in the overnight market, and are renewable annually subject to certain conditions.

At December 31, 1997 and 1996, borrowings and the related weighted average interest rate were as follows:

                                                       1997                           1996
                                               ---------------------        ----------------------
                                                            Weighted                      Weighted
 (In thousands)                                              Average                       Average
                                               Amount          Rate         Amount          Rate
                                               ------       --------        ------        --------
  Federal funds purchased                     $ 40,961        6.58%        $  4,491         6.81%
  Securities sold under
    agreements to repurchase                   184,718        4.53%         168,560         4.44%
  FHLB advances                                165,695        6.41%         136,631         6.61%
  Other                                          5,000        5.22%           4,429         5.02%
                                              --------                     --------
                  Total                       $396,374                     $314,111
                                              ========                     ========

Information concerning securities sold under agreements to repurchase (in thousands) is summarized as follows:

                                                   1997              1996
                                                 --------          --------
Average balance during the year                  $167,688          $126,173
Average interest rate during the year                4.40%             4.20%
Maximum month-end balance during the year        $215,205          $177,133

NOTE H--INCOME TAXES

The income tax provisions included in the consolidated statements of income are summarized as follows:

(In thousands)                               Year Ended December 31
                                    ---------------------------------------
                                      1997           1996            1995
                                    --------       --------        --------
Current expense:
  Federal                           $24,579        $18,331         $17,717
  State                               1,151          1,571           2,439
Deferred expense (benefit):
  Federal and State                    (552)          (139)            133
Change in valuation allowance                                         (412)
                                    -------        -------         -------
Income taxes                        $25,178        $19,763         $19,877
                                    =======        =======         =======

The following is a reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate to income before income taxes:

                                                                   Year Ended December 31
                                         -----------------------------------------------------------------------
(In thousands)                                 1997                       1996                        1995
                                         ------------------        ------------------         ------------------
                                         Amount           %        Amount           %         Amount           %
                                         ------          ---       ------          ---        ------          ---
Tax on income before taxes
at statutory federal rate               $25,969         35.0%      $20,005        35.0%      $20,645         35.0%

Plus: State income taxes
net of federal tax
benefits                                    632          0.9           929         1.6         1,619          2.7
                                        -------         ----       -------        ----       -------         ----
                                         26,601         35.9        20,934        36.6        22,264         37.7
Increase (decrease) resulting from:
    Tax-exempt interest
      income                             (1,898)        (2.6)       (1,855)       (3.2)       (2,041)        (3.5)
    Other items-net                         475          0.6           684         1.2          (346)        (0.6)
                                        -------         ----       -------        ----       -------         ----
         Income taxes                   $25,178         33.9%      $19,763        34.6%      $19,877         33.6%
                                        =======         ====       =======        ====       =======         ====

Federal income tax expense applicable to securities transactions approximated $15,000, $179,000 and $283,000 in 1997, 1996 and 1995, respectively.

Income taxes paid approximated $25,452,000, $17,264,000 and $21,262,000 in 1997,
1996 and 1995, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of United's deferred tax assets and liabilities (included in other assets) at December 31, 1997 and 1996 are as follows:

               (In thousands)                               1997         1996
                                                          --------     --------
               Deferred tax assets:
                        Allowance for loan losses         $11,031       $10,461
                        Accrued benefits payable            1,725         1,903
                        Other accrued liabilities           2,874         2,213
                        Net deferred loan fees                295           488
                        Other real estate owned               117            69
                        Other                                 976           727
                                                          -------       -------
                           Total deferred tax assets       17,018        15,861
                                                          -------       -------
               Deferred tax liabilities:
                        Premises and equipment              2,790         2,235
                        Core deposit intangibles              887           417
                        Income tax allowance for
                          loan losses                       1,462         1,462
                        Prepaid assets                        169           149
                        Deferred mortgage points            1,663         1,582
                        Securities available for sale       3,324            99
                        Other                                 625           585
                                                          -------       -------
                           Total deferred tax

                             liabilities                   10,920         6,529
                                                          -------       -------

               Net deferred tax assets                    $ 6,098       $ 9,332
                                                          =======       =======

NOTE I--EMPLOYEE BENEFIT PLANS

United has a defined benefit retirement plan covering substantially all employees. The benefits are based on years of service and the average of the employee's highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination. United's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

Net periodic pension cost included the following components:

(In thousands)                           Year Ended December 31,
                                   --------------------------------
                                     1997        1996        1995
                                   --------    --------    --------
Service cost                       $   739     $   861     $   718
Interest cost on projected
  benefit obligation                 1,451       1,439       1,263
Actual return on plan assets        (4,402)     (2,849)     (3,499)
Net amortization and deferral        2,395       1,014       1,852
                                   --------   --------     -------

Net periodic pension cost          $   183     $   465     $   334
                                   =======     =======     =======

The following table sets forth the funded status of United's defined benefit plan and amounts recognized in the respective consolidated balance sheets:

(In thousands)                                          December 31

                                                    1997           1996
                                                 ---------      --------

 Vested benefit obligation                       $(16,986)      $(15,715)

 Nonvested benefit obligation                        (452)          (408)
                                                 --------       --------

 Accumulated benefit obligation                   (17,438)       (16,123)

Effect of future pay increases                     (4,472)        (5,046)
                                                 --------       --------

Projected benefit obligation for
  services rendered to date                       (21,910)       (21,169)

Plan assets at fair value, primarily
  marketable securities                            27,040         23,109
                                                 --------       --------

Excess of plan assets over projected
  benefit obligation                                5,130          1,940

Unrecognized net gain from past
  experience different from that assumed
  and effects of changes in assumptions            (5,318)        (1,877)

Unrecognized prior service cost                       325            388

Unrecognized transition asset                        (695)          (826)
                                                 --------       --------

Accrued pension liability included
  in other liabilities                           $   (558)      $   (375)
                                                 ========       ========

At December 31, 1997, the weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% and 4.5%. At December 31, 1996, the weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.5% and 4.5%. The weighted average expected long-term rate of return on United's plan assets was 9.00% for the years ended December 31, 1997, 1996 and 1995.

The United Savings and Stock Investment Plan (the Plan) is a deferred compensation plan under Section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Each participant may contribute from 1% to 10% of pre-tax earnings to his or her account which may be invested in any of four investment options chosen by the employee. United matches 100% of the first 2% of salary deferred and 25% of the next 2% of salary deferred with United common stock. Vesting is 100% for employee deferrals and the United match at the time the employee makes his/her deferral. United's expense relating to the Plan approximated $1,285,000, $925,000 and $709,000 in 1997, 1996 and 1995, respectively.

The assets of United's defined benefit plan and 401(k) Plan each include investments in United common stock. At December 31, 1997, the combined plan assets included 679,518 shares of United common stock with an approximate fair value of $16,223,000.

United has certain other deferred compensation plans covering various key employees. Periodic charges are made to operations so that the present value of the liability due each employee is fully recorded as of the date of their retirement. Amounts charged to expense have not been significant in any year.

United has various incentive stock option plans for key employees, the 1988, 1991 and 1996 plans. The plans provide for the granting of stock options of up to 200,000, 1,000,000, 1,200,000 and 1,351,500 shares of common stock, respectively. No further grants will be made under any of the plans authorized prior to the 1996 plan. At December 31, 1997, 779,122 options were available for future grant under the 1996 plan. Under the provisions of the plans, the option price per share shall not be less than the fair market value of United's common stock on the date of grant. Accordingly, no compensation expense is recognized for these options.

The following table summarizes information about stock options outstanding at December 31, 1997:

                                        Options Outstanding          Options Exercisable
--------------------------------------------------------------------------------------------

                                      Weighted-
                                       Average        Weighted-                  Weighted-
                                      Remaining        Average                     Average
Range of              Number         Contractual      Exercise       Number      Exercise
Exercise Prices     Outstanding         Life            Price      Exercisable    Price
--------------------------------------------------------------------------------------------
$ 5.50 to $ 7.00       40,600          3 years         $ 6.62         40,600       $ 6.62
$ 6.88 to $15.00      610,232          6 years          12.18        565,056        11.95
$14.88 to $22.00      417,374          9 years          18.56         99,844        14.88
$ 5.72 to $12.79      578,000          7 years           9.17        578,000         9.17

The following is a summary of activity of United's Incentive Stock Option Plans:


                                        Stock                Range of
                                       Options           Exercise Prices
                                      ---------          ---------------
Outstanding at January 1, 1995        1,818,250          $13.50   $ 5.50
Granted                                 385,300           15.00     6.96
Exercised                               321,900           13.50     5.50
Forfeited                                32,500           13.50     5.88
                                      ---------
Outstanding at December 31, 1995      1,849,150           15.00     5.50
Granted                                 402,572           14.88     9.79
Exercised                               524,450           13.50     5.50
Forfeited                                16,030           15.00     6.96
                                      ---------
Outstanding at December 31, 1996      1,711,242           15.00     5.50
Granted                                 439,900           22.00    12.65
Exercised                               458,336           15.00     5.72
Forfeited                                46,600           15.00     6.96
                                      ---------
Outstanding at December 31, 1997      1,646,206          $22.00   $ 5.50
                                      =========

Exercisable at:
December 31, 1995                     1,448,674          $13.50   $ 5.50
December 31, 1996                     1,337,398          $15.00   $ 5.50
December 31, 1997                     1,283,500          $15.00   $ 5.50

Because the exercise price of the option granted is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma net income and earnings per share, determined as if United had recognized compensation expense for its employee stock options under the fair value method, have not been presented because the effect of applying the fair value method prescribed by SFAS 123 to the 1997, 1996 and 1995 options awarded produces amounts that are not materially different from amounts reported herein.

The estimated fair value of the options at the date of grant was $3.96, $2.53, and $2.16 for the options granted during 1997, 1996, and 1995, respectively. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1996, and 1995, respectively: risk- free interest rates of 6.44%, 6.78%, and 6.24%; dividend yields of 3.08%, 4.10%, and 4.00%; volatility factors of the expected market price of United's common stock of 0.182, 0.185, and 0.185; and a weighted average expected option life of 7 years.

United provides postemployment and postretirement benefits for certain employees at subsidiaries acquired in prior years. United accounts for such costs as expense when paid. Accounting for such costs when paid does not produce results materially different from those which would result if such costs were accrued during the period of employee service. United does not anticipate providing postemployment or postretirement benefits to its currently active employees after employment or retirement except on a fully contributory basis.

NOTE J--COMMITMENTS AND CONTINGENT LIABILITIES

United is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to alter its own exposure to fluctuations in interest rates. These financial instruments include loan commitments, standby letters of credit, forward contracts for the delivery of mortgage-backed securities and interest rate swap agreements. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

United's maximum exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for the loan commitments and standby letters of credit is the contractual or notional amount of those instruments. United uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the counterparty. United had approximately $648,543,000 and $506,721,000 of loan commitments outstanding as of December 31, 1997 and 1996, respectively, substantially all of which expire within one year.

Commercial and standby letters of credit are agreements used by United's customers as a means of improving their credit standing in their dealings with others. Under these agreements, United guarantees certain financial commitments of its customers. United has issued commercial and standby letters of credit of $50,699,000 and $41,977,000 as of December 31, 1997 and 1996, respectively.

Management does not anticipate any material losses as a result of these loan commitments and standby letters of credit.

In the normal course of business, United and its subsidiaries are currently involved in various legal proceedings. Management is vigorously pursuing all its legal and factual defenses and, after consultation with legal counsel, believes that all such litigation will be resolved with no material effect on United's financial position or results of operations.

NOTE K - UNITED BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL
         INFORMATION

CONDENSED BALANCE SHEETS

(In thousands)                                        December 31
                                                 ----------------------
                                                   1997          1996
                                                 --------      --------
Assets
  Cash                                           $  6,834      $ 12,958
  Securities available for sale                    16,742        10,813
  Securities held to maturity                       1,521         1,520
  Investment in subsidiaries:
     Bank subsidiaries                            326,123       303,246
     Non-bank subsidiaries                          1,303         1,264
  Loans                                            14,300
  Other assets                                      1,297           272
                                                 --------      --------

   Total Assets                                  $368,120      $330,073
                                                 ========      ========

Liabilities and Shareholders' Equity
  Accrued expenses and other liabilities         $ 12,646      $  7,215
Shareholders' equity (including a net
  unrealized holding gain of $6,204 and
  $151 on securities available for sale at
  December 31, 1997 and 1996, respectively)       355,474       322,858
                                                 --------      --------

   Total Liabilities and Shareholders' Equity    $368,120      $330,073
                                                 ========      ========


CONDENSED STATEMENTS OF INCOME

(In thousands)                                        Year Ended December 31
                                                 -------------------------------
                                                   1997       1996       1995
                                                 --------   --------   --------
Income

  Dividends from bank subsidiaries               $ 69,637    $17,847    $26,496
  Interest and fees on loans                           85
  Management fees:
   Bank subsidiaries                                3,476      3,467      3,018
   Non-bank subsidiaries                               12         12         12
  Other income                                        707        557        268
                                                 --------    -------    -------

Total Income                                       73,917     21,883     29,794

Expenses
  Operating expenses                                5,516      4,725      4,606
                                                 --------    -------    -------
    Income Before Income Taxes and (Excess
     Dividends) Equity in Undistributed Net
     Income of Subsidiaries                        68,401     17,158     25,188
Applicable income tax benefit                        (424)       (12)      (269)
                                                 --------    -------    -------
    Income Before (Excess Dividends) Equity in
     Undistributed Net Income of Subsidiaries      68,825     17,170     25,457
Equity in (excess dividends) undistributed net
   income of subsidiaries:
    Bank subsidiaries                             (19,845)    20,185     13,641
    Non-bank subsidiaries                              39         40         11
                                                 --------    -------    -------

Net Income                                       $ 49,019    $37,395    $39,109
                                                 ========    =======    =======

NOTE K - UNITED BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL
         INFORMATION - continued

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)                                       Year Ended December 31
                                                 ------------------------------
                                                   1997       1996       1995
                                                 --------   --------   --------
Operating Activities
  Net income                                     $ 49,019   $ 37,395   $ 39,109
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Equity in excess dividends (undistributed
      net income)of subsidiaries                   19,806    (20,225)   (13,652)
     Depreciation and net amortization                 11         26         33
     Net gain on sales of investment
      securities                                                 (24)
  Net change in other assets and liabilities        2,276       (106)       790
                                                 --------   --------   --------

Net Cash Provided by Operating Activities          71,112     17,066     26,280
                                                 --------   --------   --------

Investing Activities
  Net purchases of securities available
    for sale                                       (1,346)     1,585     (8,439)
  Purchase of loans                               (14,300)
  Increase in investment in subsidiaries               (1)               (2,400)
  Cash paid in acquisition of subsidiary          (37,562)               (5,280)
                                                 --------   --------   --------

Net Cash (Used in) Provided by Investing
  Activities                                      (53,209)     1,585    (16,119)
                                                 --------   --------   --------

Financing Activities
  Cash dividends paid                             (19,831)   (16,541)   (10,273)
  Pre-merger dividends of pooled company                        (382)    (2,729)
  Acquisition of treasury stock                    (5,754)    (3,395)    (1,273)
  Proceeds from the sale of treasury stock            606
  Proceeds from exercise of stock options             952        851        666
  Purchase of fractional shares                                   (4)
                                                 --------   --------   --------

Net Cash Used in Financing Activities             (24,027)   (19,471)   (13,609)
                                                 --------   --------   --------

Decrease in Cash and Cash Equivalents              (6,124)      (820)    (3,448)

Cash and Cash Equivalents at Beginning
  of Year                                          12,958     13,778     17,226
                                                 --------   --------   --------

Cash and Cash Equivalents at End of Year         $  6,834   $ 12,958   $ 13,778
                                                 ========   ========   ========

NOTE L--OTHER INCOME AND EXPENSE

The following details certain items of other income and expense for the periods indicated:

                                                  Year Ended December 31
                                                --------------------------------
(In thousands)                                    1997        1996        1995
                                                --------    --------     -------
Other income:
------------
  Service charges and
   fees on deposits                             $11,426     $10,578      $8,287
  Bankcard                                        2,845       2,108       1,739
  Net income from mortgage
   banking operations                            15,095       9,809       7,378
  Gain on sales of investment securities             42         528         833
  Other income                                    1,259       1,296       1,963

Other expense:
-------------
  Data processing                                $3,532      $3,820      $3,701
  FDIC insurance expense                            207       2,997       2,800
  Legal and consulting                            1,644       2,848       3,379
  Advertising                                     2,680       2,997       2,086
  Goodwill amortization                           2,802       1,966       1,603
  Equipment expense                               5,961       5,402       4,085

NOTE M--REGULATORY MATTERS

The subsidiary banks are required to maintain average reserve balances with their respective Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1997, was approximately $35,261,000.

The primary source of funds for the dividends paid by United Bankshares, Inc. to its shareholders is dividends received from its subsidiary banks. Dividends paid by United's subsidiary banks are subject to certain regulatory limitations. Generally, the most restrictive provision requires regulatory approval if dividends declared in any year exceed that year's net income, as defined, plus the retained net profits of the two preceding years.

During 1998, the retained net profits available for distribution to United Bankshares, Inc., as dividends without regulatory approval, are approximately $19,764,000, plus net income for the interim period through the date of declaration.

Under Federal Reserve regulation, the banking subsidiaries are also limited as to the amount they may loan to affiliates, including the parent company. Loans from the banking subsidiaries to the parent company are limited to 10% of the banking subsidiaries' capital and surplus, as defined, or $15,705,000 at December 31, 1997, and must be secured by qualifying collateral.

United's subsidiary banks are subject to various regulatory capital requirements administered by federal banking agencies. Pursuant to capital adequacy guidelines, United's subsidiary banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance sheet items as cal-culated under regulatory accounting practices. United's subsidiary banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require United to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier I capital, as defined, to average assets, as defined. Management believes, as of December 31, 1997, that United exceeds all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from its regulators, United and its subsidiary banks were categorized as well capitalized. To be categorized as well capitalized, United must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed United's category.

United's and United's lead bank's, United National Bank, capital amounts (in thousands of dollars) and ratios are presented in the following table.

                                                                       For Capital
                                        Actual                      Adequacy Purposes
                                   -----------------       ----------------------------------
                                    Amount     Ratio        Amount                Ratio
                                   --------    -----       --------               -----
AS OF DECEMBER 31, 1997:
-----------------------
 Total Capital (to Risk-
   Weighted Assets):
     United Bankshares             $342,473    13.3%       $205,583   (greater than or equal to) 8.0%
     United National Bank           204,907    12.5%        130,917   (greater than or equal to) 8.0%
 Tier I Capital (to Risk-
   Weighted Assets):
     United Bankshares              312,500    12.2%        102,791   (greater than or equal to) 4.0%
     United National Bank           184,451    11.3%         65,459   (greater than or equal to) 4.0%
 Tier I Capital
   (to Average Assets):
     United Bankshares              312,500     8.9%        140,915   (greater than or equal to) 4.0%
     United National Bank           184,451     8.1%         91,559   (greater than or equal to) 4.0%


AS OF DECEMBER 31, 1996:
-----------------------
 Total Capital (to Risk-
   Weighted Assets):
     United Bankshares             $334,361    15.8%       $169,760   (greater than or equal to) 8.0%
     United National Bank           231,697    15.2%        122,000   (greater than or equal to) 8.0%
 Tier I Capital (to Risk-
   Weighted Assets):
     United Bankshares              308,770    14.6%         84,880   (greater than or equal to) 4.0%
     United National Bank           212,635    13.9%         61,000   (greater than or equal to) 4.0%
 Tier I Capital
   (to Average Assets):
     United Bankshares              308,770     9.9%        124,532   (greater than or equal to) 4.0%
     United National Bank           212,635     9.8%         86,902   (greater than or equal to) 4.0%


                                            To Be Well
                                            Capitalized
                                   ----------------------------
                                    Amount                Ratio
                                   --------               -----
AS OF DECEMBER 31, 1997:
-----------------------
 Total Capital (to Risk-
   Weighted Assets):
     United Bankshares             $256,979   (greater than or equal to) 10.0%
     United National Bank           163,647   (greater than or equal to) 10.0%
 Tier I Capital (to Risk-
   Weighted Assets):
     United Bankshares              154,187   (greater than or equal to)  6.0%
     United National Bank            98,188   (greater than or equal to)  6.0%
 Tier I Capital
   (to Average Assets):
     United Bankshares              176,144   (greater than or equal to)  5.0%
     United National Bank           114,449   (greater than or equal to)  5.0%


AS OF DECEMBER 31, 1996:
-----------------------
 Total Capital (to Risk-
   Weighted Assets):
     United Bankshares             $212,200   (greater than or equal to) 10.0%
     United National Bank           152,500   (greater than or equal to) 10.0%
 Tier I Capital (to Risk-
   Weighted Assets):
     United Bankshares              127,320   (greater than or equal to)  6.0%
     United National Bank            91,500   (greater than or equal to)  6.0%
 Tier I Capital
   (to Average Assets):
     United Bankshares              155,666   (greater than or equal to)  5.0%
     United National Bank           108,627   (greater than or equal to)  5.0%

NOTE N--FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by United in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Securities: The estimated fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: The estimated fair values of variable-rate loans that reprice frequently with no significant change in credit risk are based on carrying values. The fair values of certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit worthiness.

Off-Balance Sheet Instruments: Fair values of United's loan commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair values of these commitments approximate their carrying values.

Deposits: The fair values of demand deposits (e.g., interest and non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

Federal Home Loan Bank Borrowings: The fair values of United's Federal Home Loan Bank borrowings are estimated using discounted cash flow analyses, based on United's current incremental borrowing rates for similar types of borrowing arrangements

The estimated fair values of United's financial instruments are summarized below:

                                   December 31,1997             December 31,1996
                               -------------------------    -------------------------
(In thousands)                    Carrying       Fair         Carrying        Fair
                                   Amount        Value          Amount        Value
                               -------------------------    -------------------------
Cash and cash equivalents      $  180,864     $  180,864   $  154,478     $  154,478
Securities available for sale     595,520        595,520      442,488        442,488
Securities held to maturity       231,311        234,329      235,276        239,054
Loans                           2,589,385      2,607,314    2,266,259      2,278,292
Deposits                        2,925,349      2,925,023    2,521,148      2,521,865
Short-term borrowings             230,679        230,679      177,480        177,480
FHLB borrowings                   165,695        165,693      136,631        136,521

NOTE O--STOCK SPLIT

In November 1997, United's Board of Directors approved a two-for-one stock split effected in the form of a 100% stock dividend to be distributed on March 27, 1998, to shareholders of record as of March 13, 1998. The change in capital structure due to the dividend has been given retroactive effect in the December 31, 1997 balance sheet and all references to shares and per share data have been retroactively restated for the effect of the 100% stock dividend.

NOTE P - QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for 1997 and 1996 is summarized below (dollars in thousands except for per share data):

                                      1st Quarter         2nd Quarter        3rd Quarter        4th Quarter
                                      -----------         -----------        -----------        -----------
1997
----
Interest income                           $59,030            $61,220             $65,476           $69,032
Interest expense                           26,530             27,963              30,516            32,051
Net interest income                        32,500             33,257              34,960            36,981
Provision for loan losses                     604                558               1,011               947
Income from mortgage
 banking operations                         2,973              2,896               5,533             3,693
Other noninterest income                    4,746              4,989               5,705             5,841
Noninterest expense                        21,981             22,142              26,276            26,358
Income taxes                                5,770              6,316               6,454             6,638
Net income                                 11,864             12,126              12,457            12,572

Per share data:
--------------
Average shares outstanding (000s):
  Basic                                    38,646             38,517              38,595            38,790
  Diluted                                  39,170             39,077              39,380            39,445
Net income per share: (1)
  Basic                                     $0.31              $0.31               $0.32             $0.32
  Diluted                                   $0.30              $0.31               $0.32             $0.32
Dividends per share                         $0.16              $0.17               $0.17             $0.18

1996
----
Interest income                           $54,256            $54,025             $58,865           $58,939
Interest expense                           23,276             23,307              25,925            26,941
Net interest income                        30,980             30,718              32,940            31,998
Provision for loan losses                     792                949                 600               450
Income (loss) from mortgage
 banking operations                         2,733                813               3,436             2,827
Other noninterest income                    4,839              4,550               4,654             5,189
Noninterest expense                        23,056             26,165              24,647            21,860
Income taxes (2)                            5,196              6,081               2,751             5,735
Net income                                  9,508              2,886              13,032            11,969

Per share data:
--------------
Average shares outstanding (000s):
  Basic                                    38,405             38,744              38,806            38,780
  Diluted                                  39,065             39,180              39,211            39,152
Net income per share: (1)
  Basic                                     $0.25              $0.07               $0.34             $0.31
  Diluted                                   $0.24              $0.07               $0.33             $0.31
Dividends per share                         $0.15              $0.15               $0.16             $0.16

(1) Earnings per share amounts have been restated to comply with SFAS No. 128.

(2) In the second quarter of 1996, United recorded additional income tax expense of $3,086 due to the recapture of Eagle's bad debt reserve into taxable income. However, as a result of legislation enacted during the third quarter of 1996, United was relieved of the liability.